Exhibit 10.13

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

MASTER CLINICAL TRIAL COLLABORATION AGREEMENT

THIS MASTER CLINICAL TRIAL COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of December 7, 2020 (the “Effective Date”) by and between Checkmate Pharmaceuticals, Inc., a Delaware corporation headquartered at 245 Main Street, Cambridge, MA 02142 (“Checkmate”), and Bristol-Myers Squibb Company, a Delaware corporation, headquartered at 430 E. 29th Street, 14FL, New York, New York. 10016 (“BMS”). Checkmate and BMS may be referred to herein individually as a “Party,” or collectively as the “Parties”.

RECITALS

BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Checkmate is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Checkmate and BMS desire to collaborate on clinical trials of a combination therapy using Checkmate’s proprietary TLR9 Agonist (Toll-Like Receptor 9 Agonist) known as CMP-001 and BMS’ PD-1 antagonist known as Nivolumab.

Now Therefore, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1    “Adverse Event,” (“AE”) “Serious Adverse Event” (“SAE”) and “Serious Adverse Drug Reaction” (“SADR”) shall have the meanings provided to such terms in the International Conference on Harmonization (“ICH”) guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting).

1.2    “Affiliates” means, with respect to a particular Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this section, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group otherwise has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

1.1    “Aggregate Safety Information” means, with respect to each Party’s Compounds, the (a) Safety Information resulting from the Combined Therapy Study, plus (b) the Safety Information from all other clinical trials of such Compounds, whether alone or in combination with another pharmaceutical agent, that necessitate amendments to the protocols or informed consent forms for such trials that are required to be implemented by Regulatory Authorities, or are implemented by the respective Party, in each case where, because of their severity, frequency or lack of reversibility, the other Party reasonably needs to know such Safety Information in order to ensure patient safety and prevent unreasonable risks in the conduct of the

Combined Therapy Study (or that is otherwise included in the investigator’s brochures for a Compound). Aggregate Safety Information shall be provided by a Party to the other in the same format as is contained in the investigator’s brochures prepared by such Party for its Compound in each country where a Combined Therapy Study will be conducted.

1.2    “Agreement” has the meaning set forth in the preamble to this Agreement, as may be amended by the Parties from time to time in accordance with its terms.

1.3    “Applicable Law” means all applicable laws, rules and regulations (whether federal, state or local) that may be in effect from time to time and applicable to conduct under this Agreement, including (a) current Good Clinical Practices (GCP), Good Laboratory Practices (GLP) and Good Manufacturing Practices (GMP) ); (b) applicable data protection and patient privacy laws and requirements (including those specified in the EU General Data Protection Regulation and the regulations issued under HIPAA); (c) export control and economic sanctions regulations that prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; (d) anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives (including the United States Foreign Corrupt Practices Act); (e) laws and regulations governing payments to healthcare providers; (f) laws and requirements governing ineligibility to participate in federal, state or other healthcare programs (including debarment under 21 USC § 335a, disqualification under 21 CFR § 312.70 or § 812.119, sanctions by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program); and (g) successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.4    “Arbitration Matter” means any disputed matter that relates to or arises out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement; provided that such disputed matter has been considered, but not resolved, by the Executive Officers as set forth in Section 13.3. For clarity, no JDC Dispute (other than a dispute relating to the above matters which is raised at the JDC), Publication Dispute, or any matter requiring mutual agreement of both Parties shall be an Arbitration Matter.

1.5    “Bioanalysis Plan” means the bioanalysis plan for any Samples as may be contemplated by the Combined Therapy Study Protocol or another subsequent written agreement between the Parties, as described in Section 8.9.

1.6    “BMS” has the meaning set forth in the preamble to this Agreement.

1.7    [***]

1.8    “BMS Compound” means Nivolumab. [***]

1.9    “BMS Indemnitees” has the meaning set forth in Section 11.2 of this Agreement.

1.10    “BMS Independent Patent Rights” means any Patent Rights Controlled by BMS (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement that Cover the use (whether alone or in combination with other agents), manufacture, formulation or composition of matter of the BMS Compound.

1.11    “BMS Regulatory Documentation” has the meaning set forth in Section 5.1(c)(viii) of this Agreement.

1.12    “BMS Study Data” has the meaning set forth in Section 8.2 of this Agreement.

1.13    “BMS Study Invention” means any Invention to the extent specifically relating to the BMS Compound and not relating to the Checkmate Compound (including compositions of matter or formulations of the BMS Compound and methods of use or manufacture of the BMS Compound as a monotherapy) or the Combined Therapy.

1.14    “BMS Study Patents” means any Patent Rights to the extent claiming any BMS Study Invention (and not claiming a Checkmate Study Invention or Combined Therapy Invention). A Patent containing claims claiming a BMS Study Invention and a Checkmate Study Invention and/or a Combined Therapy Invention, shall be treated as a Combined Therapy Patent subject to Section 6.1(d).

1.15    “BMS Technology” means all Technology Controlled by BMS (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement related to the BMS Compound or the Combined Therapy and necessary for the conduct of the Combined Therapy Study. For clarity, BMS Technology does not include (a) Inventions, (b) Study Data or (c) Combined Therapy Study Regulatory Documentation.

1.16    “Bona Fide Collaborator” means a Third Party engaged in a bona fide contractual licensing arrangement with a Party for a use or practice directly relating to one or more specific compounds or products that (i) are owned or controlled by such Party or such Third Party, and (ii) are the subject of a research, development and/or commercialization collaboration (as opposed to (x) a license for a royalty or other consideration not involving a collaboration or (y) a license to a service provider) between such Party and such Third Party.

1.17    “Budget” means, with respect to each Jointly-Funded Combined Therapy Study, the final budget for the Study Costs for such particular Combined Therapy Study, as agreed to in writing by the JDC (or by the Parties in accordance with Section 2.4(c)) based on the final Protocol for each Combined Therapy Study.

1.18    “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, NY are authorized or obligated by Applicable Law to close.

1.19    “Checkmate” has the meaning set forth in the preamble to this Agreement.

1.20    [***]

1.21    “Checkmate Compound” means CMP-001. [***]

1.22    “Checkmate Independent Patent Rights” means any Patent Rights Controlled by Checkmate (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement that Cover the use (whether alone or in combination with other agents), manufacture, formulation, or composition of matter of the Checkmate Compound.

1.23    “Checkmate Indemnitees” has the meaning set forth in Section 11.1 of this Agreement.

1.24    “Checkmate Regulatory Documentation” has the meaning set forth in Section 5.1(b)(viii) of this Agreement.

1.25    “Checkmate Study Data” has the meaning set forth in Section 8.2 of this Agreement.

1.26    “Checkmate Study Invention” means any Invention to the extent specifically relating to the Checkmate Compound and not relating to the BMS Compound or the Combined Therapy (including compositions of matter or formulations of the Checkmate Compound and methods of use or manufacture of the Checkmate Compound as a monotherapy).

1.27    “Checkmate Study Patents” means any Patent Rights to the extent claiming any Checkmate Study Invention (and not claiming a BMS Study Invention or Combined Therapy Invention). A Patent containing claims claiming a Checkmate Study Invention and a BMS Study Invention and/or a Combined Therapy Invention, shall be treated as a Combined Therapy Patent subject to Section 6.1(d).

1.28    “Checkmate Technology” means all Technology Controlled by Checkmate (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement related to the Checkmate Compound or the Combined Therapy and necessary for the conduct of the Combined Therapy Study. For clarity, Checkmate Technology does not include (a) Inventions, (b) Study Data or (c) Combined Therapy Study Regulatory Documentation.

1.29    “Clinical Hold” means that (i) the FDA has issued an order to a Party pursuant to 21 CFR §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combined Therapy or such Party’s Compound in the United States or (ii) a Regulatory Authority other than the FDA has issued an equivalent order to that set forth in (i) in any other country or group of countries.

1.30    “Clinical Obligations Schedule” means, for each Combined Therapy Study, the schedule attached to the Study Plan for such Combined Therapy Study setting forth the obligations of the Parties with respect to particular activities or obligations in connection with the conduct of the applicable Combined Therapy Study.

1.31    “CMP-001” means the Checkmate proprietary TLR9 Agonist (Toll-Like Receptor 9 Agonist) known as CMP-001.

1.32    “Combined Therapy” means a therapy using both the Checkmate Compound and the BMS Compound, and, as applicable, an [***], in concomitant and/or sequenced combination or comparator use as individual formulations, for use in the Field, with or without another agent.

1.33    “Combined Therapy IND” has the meaning set forth in Section 2.1(f).

1.34    “Combined Therapy Invention” means any Invention that is not a BMS Study Invention or Checkmate Study Invention.

1.35    “Combined Therapy Patent” means Patent Rights to the extent claiming any Combined Therapy Invention.

1.36    “Combined Therapy Study Data” has the meaning set forth in Section 8.3 of this Agreement.

1.37    “Combined Therapy Study” or “Study” has the meaning set forth in Section 2.1(a) of this Agreement.

1.38    “Combined Therapy Study Regulatory Documentation” means any Regulatory Documentation to be submitted for the conduct of the Combined Therapy Study, but excluding (a) any Regulatory Documentation that is Checkmate Technology and (b) any Regulatory Documentation that is BMS Technology.

1.39    “Commercially Reasonable Efforts” means the level of effort and resources normally devoted by a Party to conduct a clinical trial for a biopharmaceutical product or compound that is owned by it or to which it has rights, which is of similar market potential, profit potential or strategic value and at a similar stage in its development or product life based on conditions then prevailing.

1.40    “Compound” means, as applicable, (i) with respect to BMS, the BMS Compound and (ii) with respect to Checkmate, the Checkmate Compound.

1.41    “Conducting Party” means, for each Combined Therapy Study, the Party in the applicable Clinical Obligations Schedule that is expressly designated as the responsible Party with respect to a particular activity or obligation described in such Clinical Obligations Schedule in connection with the conduct of the Combined Therapy Study.

1.42    “Confidential Information” has the meaning set forth in Section 9.1 of this Agreement.

1.43    “Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.44    “Cover” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention described in such Patent would infringe a claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a claim in such patent application if it were to issue as a patent. “Covered” or “Covering” shall have correlative meanings.

1.45    [***]

1.46     “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.47    “Executive Officers” means the Chief Executive Officer of Checkmate and the Head of Oncology Development of BMS (or their respective designees).

1.48    “FDA” means the United States Food and Drug Administration, or any successor agency having the same or similar authority.

1.49    “Field” means the treatment of patients with cancer.

1.50    “FTE” means the equivalent of a full-time individual’s work for a twelve (12) month period (consisting of at least a total of 1,680 hours per year of dedicated effort). Any person who devotes less than 1,680 hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by 1,680. For the avoidance of doubt, no individual shall count as more than one (1) FTE for any year. FTE activities shall not include the work of general corporate or administrative personnel.

1.51    “FTE Cost” means the applicable number of FTEs (to the extent included in the applicable Budget and actually utilized in support of the applicable Combined Therapy Study) multiplied by the FTE Rate.

1.52    “FTE Rate” means (i) with respect to each Sponsor-Funded Study, the applicable annual rate for a Party’s FTE as determined by such Party, and (ii) with respect to each Jointly-Funded Study, the applicable annual rate for an FTE at the rate set forth in the Study Plan for each Jointly-Funded Study.

1.53    “GAAP” means generally accepted accounting principles in the United States.

1.54    “Global Safety Database” means the database containing Serious Adverse Events, Serious Adverse Drug Reactions and pregnancy reports for the Combined Therapy, and shall be the authoritative data source for regulatory reporting and responding to regulatory queries.

1.55    “Good Clinical Practices” or “GCP” means, as to the United States and the European Union, applicable good clinical practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the United States or the European Union.

1.56    “Good Laboratory Practices” or “GLP” means, as to the United States and the European Union, applicable good laboratory practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices as then in effect in the United States or the European Union.

1.57    “Good Manufacturing Practices” or “GMP” means, as to the United States and the European Union, applicable good manufacturing practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States or the European Union.

1.58    “HIPAA” means, collectively, the United States Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as amended from time to time

1.59    “IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States; (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union; and (c) all supplements and amendments to any of the foregoing.

1.60    “Initiation” means dosing of the first patient in each Combined Therapy Study.

1.61    “Invention” means any invention made or conceived by or on behalf of a Party, or by or on behalf of the Parties together (including by a Third Party in the performance of the Combined Therapy Study), in the performance of the Combined Therapy Study, Statistical Analysis Plan or Bioanalysis Plan to be conducted under this Agreement.

1.62    “Jointly-Funded Combined Therapy Study” or “Jointly-Funded Study” means a Combined Therapy Study for which the Parties have agreed to share Study Costs in accordance with an applicable Budget and with each Party’s Study Cost share to be specified in the applicable Study Plan.

1.63    “Manufacture” or “Manufacturing” means manufacturing, processing, formulating, packaging, labeling, holding (including storage), and quality control testing of a Compound or the Combined Therapy, in each case so as to be suitable for use in the Combined Therapy Study under Applicable Law.

1.64    “Material Safety Issue” means a Party’s good faith belief that there is an unacceptable risk for harm in humans based upon: (i) pre-clinical safety data, including data from animal toxicology studies or (ii) the observation of serious adverse effects in humans after the Checkmate Compound or the BMS Compound, either as a single agent or in combination with another pharmaceutical agent (including as the Combined Therapy), has been administered to or taken by humans (including during the Combined Therapy Study).

1.65    “Nivolumab” means the BMS proprietary anti-PD-1 antibody known as nivolumab (which is sold as OPDIVO®).

1.66    [***]

1.67    [***]

1.68    [***]

1.69    “Other Party” means, with respect to a Combined Therapy Study, the Party that is not the Sponsoring Party for such Combined Therapy Study.

1.70    [***]

1.71    “Party” or “Parties” have the meaning set forth in the preamble to this Agreement.

1.72    “Patent Rights” or “Patent” means any and all (a) United States or foreign patents; (b) United States or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (c) United States or foreign patents-of-addition, reissues, reexaminations (including without limitation, ex parte reexaminations, inter partes reviews, inter partes reexaminations, post grant reviews and supplemental examinations) and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates, patent term extensions, or the equivalents thereof; and (d) any other form of government-issued right substantially similar to any of the foregoing.

1.73    [***]

1.74    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.75    “Personal Data” means any information relating to an identified or identifiable natural person.

1.76    “Quarter” means a calendar quarter.

1.77    “Regulatory Approval” shall mean any and all approvals (including supplements, amendments, variations, label expansion, indication extensions, pre- and post-approvals, NDA or BLA approvals, and their foreign equivalents such as MAA approvals), licenses, registrations or authorizations (including marketing and labelling authorizations) of any national, supra-national (e.g., the European Union), regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the commercial manufacture, commercial use, or sale of a product in a given jurisdiction.

1.78    “Regulatory Authority” means the FDA or any other governmental authority outside the United States (whether national, federal, provincial and/or local) that is the counterpart to the FDA, including the European Medicines Agency for the European Union.

1.79    “Regulatory Documentation” means, with respect to the applicable Compound, submissions to Regulatory Authorities in connection with the development of such Compound, including INDs and amendments thereto, applications for Regulatory Approval and amendments thereto, drug master files, correspondence with Regulatory Authorities, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with applicable supporting documents (including documents with respect to clinical data). Definition excludes materials related to the commercial manufacture, commercial use, or sale of a product in a given jurisdiction.

1.80    “Right of Cross-Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Single Agent Study Drug (and, in the case of the Other Party, the Right to Cross-Reference the Combined Therapy IND to the extent expressly permitted by this Agreement), only to the extent necessary for the conduct of the Combined Therapy Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder, and, except as to information contained in the Combined Therapy IND pertaining to the Combined Therapy, without the disclosure of information contained in a Party’s Regulatory Documentation to the other Party.

1.81    “Samples” means biological specimens collected from Combined Therapy Study subjects (including fresh and/or archived tumor samples, serum, peripheral blood mononuclear cells, plasma and whole blood for RNA and DNA sample isolation).

1.82    “Safety Information” means all serious and unexpected suspected adverse reactions (SUSARs), Serious Adverse Events, Serious Adverse Drug Reactions, and other clinically relevant adverse events, safety and toxicity findings, in each case, with respect to a Compound (whether administered alone or in combination with other pharmaceutical agents).

1.83    “Safety Issue” means any information suggesting an emerging safety concern or possible change in the risk-benefit balance for the Other Party’s Compound, including information on a possible causal relationship between an Adverse Event and a drug, the relationship being unknown or incompletely documented previously.

1.84    “Sponsoring Party” means, for each Combined Therapy Study, the sponsor of such Combined Therapy Study as the term “sponsor” is defined in 21 CFR. 312.3(b) or any applicable comparable regulation issued by a Regulatory Authority outside the United States. The Sponsoring Party for each such Combined Therapy Study shall be set forth in the Study Plan for such Combined Therapy Study.

1.85    “Statistical Analysis Plan” means the agreed-upon (at the JDC) set of analyses of the Study Data for each Combined Therapy Study conducted hereunder and shall include all analyses of the Combined Therapy in such Combined Therapy Study as specified in the Protocol. The Statistical Analysis Plan shall be set forth in a Statistical Analysis Plan document in accordance with Section 2.1(b).

1.86    “Study” has the meaning set forth in the definition of Combined Therapy Study.

1.87    “Study Completion Date” means the date the last observation is made at the time of the last study visit of the last patient who remains enrolled in a Combined Therapy Study at the planned completion of the Combined Therapy Study, or following a decision to terminate the Combined Therapy Study early, whichever happens first.

1.88    “Study Plan” means, for each Combined Therapy Study, the plan substantially in the form of Exhibit C that is completed and entered into by the Parties for such Combined Therapy Study as further described in Section 2.1.

1.89    “Study Site” means any of the clinical trial sites used for the Combined Therapy Study, with such Study Sites being selected from the list of possible Study Sites agreed to by the Parties as set forth in Section 2.1(c).

1.90    “Technology” means information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed, materials, data and results, including Regulatory Documentation.

1.91    “Template Substantive Changes” means such changes to a document which (A) impose a new obligation, whether direct, indirect or contingent, upon the Other Party, (B) confer a benefit upon Sponsoring Party that is not also conferred upon the Other Party (C) [***] (D) relate to the information to be disclosed in the ICF or under the Site Agreement regarding the Other Party’s Compound.

1.92    “Territory” means worldwide, [***].

1.93    “Third Party” means any Person or entity other than Checkmate and BMS and their respective Affiliates.

1.94    “Third Party License Payments” means any payments (e.g., upfront payments, milestones, royalties) due to any Third Party under license agreements or other written agreements granting rights to intellectual property owned or controlled by such Third Party to the applicable Party, to the extent that such rights are necessary for the making, using or importing of a Party’s Compound for the conduct of the Combined Therapy Study or for the conduct of the Combined Therapy Study.

1.95    “TLR9” means Toll-like receptor 9.

1.96    [***]

1.97    “Trial Master File” means the official auditable file of study Essential Documents and Relevant Communications maintained by the Sponsor and its delegates (e.g., Contract Research Organizations (CROs) and vendors) that facilitates the conduct and management of the clinical trial and allows evaluation of the integrity of the study record and compliance with Good Clinical Practice (GCP).

Additional Definitions. In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below.

Defined Term	Section
Alliance Manager	2.7
Breaching Party	12.2(a)
Co-Chair	2.3
CRO	2.6

CRO/Study Site List	2.1(c)
Cure Period	12.2(a)
Dispute	14.3(a)
ICF	2.1(d)
Indemnify	11.1
Infringement	6.3(a)
Initial Studies	2.1(a)
IRB	2.6
JDC or Joint Development Committee	2.3
JDC Dispute	2.8
Losses	11.1
Non-Breaching Party	12.2(a)
Non-Prosecuting Party	6.1(c)
Officials	10.9
Operational Matters	2.6
Payment	10.9
Pharmacovigilance Agreement	2.2
POTV	9.6
Preliminary Budget	2.1(a)
Prosecuting Party	6.1(c)
Protocol	2.1(b)
Publication Dispute	9.5(c)
Results	9.5(c)
Site Agreement	2.1(d)
Sponsor-Funded Study	2.1(a)
Study Costs	7.1(a)
Study Data	8.1
Study Documentation	2.8
Study Plan	2.1(a)
Sunshine Laws	9.6
Supply and Quality Documentation	4.3
Term	12.1
Third Party Claim	11.1

ARTICLE 2

CONDUCT OF COMBINED THERAPY STUDY; GOVERNANCE

2.1    Protocol; Governance.

(a)    Overview. BMS and Checkmate shall collaborate under the terms and conditions of this Agreement to conduct one or more clinical studies of the Combined Therapy in subjects with certain tumor types as described in the applicable Protocol and conducted subject to and in accordance with the terms and conditions of the Agreement (each such clinical study being a “Combined Therapy Study” or “Study”). As of the Effective Date, and subject to the Parties agreement on a Study Plan with respect to each Combined Therapy Study as described herein, the Parties agree to conduct the Combined Therapy Studies under the Agreement that are described in Exhibit A hereto (the “Initial Studies”). For each Combined Therapy Study that the Parties desire to conduct under this Agreement, including those described in Exhibit A, the JDC shall establish and approve in writing a written plan (including a Protocol summary, whether such Study is a Jointly-Funded Study or a Study to be funded solely by the Sponsoring Party (a “Sponsor-Funded Study”), a preliminary Budget for the Study Costs for any Jointly-Funded Combined Therapy Studies (the “Preliminary Budget”) (inclusive of Study Costs attributable to (i) the preparation of the final Protocol and (ii) other start-up activities for the Combined Therapy Study to be undertaken prior to approval of the final Protocol and Budget by the JDC pursuant to Section 2.4 ((i) and (ii) together, “Study Start Up Costs”)), the FTE Rate for any Jointly-Funded Combined Therapy Studies, the identity of the Sponsoring Party, the Clinical Obligations Schedule, a draft Bioanalysis Plan, and preliminary CRO/Study Site List for the Combined Therapy Study) in a form substantially similar to that set forth in Exhibit C (each such plan signed by both Parties, a “Study Plan”, as further described in this Article 2). Each Study Plan shall be sequentially numbered, signed by each Party’s JDC Co-Chair or such other person as a Party may authorize, and upon being fully signed shall be incorporated into and made a part of this Agreement and shall be deemed to be included in Exhibit C as an attachment to this Agreement. Each Combined Therapy Study shall be conducted in accordance with the applicable Protocol for such Combined Therapy Study (including any Protocol amendment agreed to by the JDC). The Party listed as the Sponsoring Party for a particular activity in a Clinical Obligations Schedule shall be responsible for such activity. For clarity, the Party designated as the Sponsoring Party for obtaining all approvals and clearances (including regulatory and IRB approvals and customs clearances) for the conduct of the applicable Combined Therapy Study shall have the responsibility for doing so. The terms and conditions of this Agreement apply to each Combined Therapy Study conducted pursuant to this Agreement. Accordingly, in each provision of this Agreement where there is reference to “the Combined Therapy Study”, such provision shall apply to each and every Combined Therapy Study undertaken by the Parties pursuant to this Agreement. Any changes to the Study Plan shall be made by a written amendment to the Study Plan signed by each Party’s JDC Co-Chair or such other person as a Party may authorize.

(b)    Protocol; Statistical Analysis Plan. Each Combined Therapy Study shall be conducted in accordance with a protocol (including the corresponding protocol synopsis) (the “Protocol”) to be mutually agreed upon by the Parties through the JDC. The Study Plan for a Combined Therapy Study shall include an initial summary of the Protocol, and the Protocol shall be based upon such summary. The Parties will also agree (through the JDC) prior to the Initiation of the Combined Therapy Study on the statistical analysis section of the Protocol for the Combined Therapy Study. The number of patients to be included in the Combined Therapy Study and Sample requirements will be set forth in the Protocol. The Statistical Analysis Plan document for the Combined Therapy Study will be agreed to by the JDC upon finalization by the JDC of the template CRF. The medical monitors appointed by each Party for the Combined Therapy Study shall have the authority to approve administrative or other non-substantive changes to the Protocol, provided that such medical monitors agree to such changes.

(c)    Study Site and CRO Selection. The Study Sites, CROs and other contractor/vendors that may be used by the Sponsoring Party to conduct the Combined Therapy Study shall be selected by the Sponsoring Party from the list of such Study Sites, CROs and other contractor/vendors as agreed to in advance as set forth in this Section 2.1(c) (such list being the “CRO/Study Site List”). The Study Plan for a Combined Therapy Study shall include a preliminary CRO/Study Site List for the applicable Combined Therapy Study. The Sponsoring Party may modify the CRO/Study Site List during the Combined Therapy Study; provided, however, that any changes to the CRO/Study Site List for a Jointly-Funded Study will require prior approval by the JDC as described in Section 2.4. The Sponsoring Party shall have the authority to select the final Study Sites, CROs and contractor/vendors from the CRO/Study Site List based on its feasibility analysis, provided that the CRO/Study Site List shall only include study sites located in the territories listed on Schedule 2.1(c), attached hereto.

(d)    ICF, Case Report Forms and Site Agreement Templates. BMS and Checkmate will create an agreed upon (through the JDC) template informed consent form (“ICF”) and template case report form (“CRF”) for each Combined Therapy Study and a template Study Site agreement (“Site Agreement”). The Sponsoring Party shall have the authority to modify the template ICF, CRF and template Site Agreement based on its negotiations with Study Sites, provided there are no Template Substantive Changes relative to, and the ICF and Site Agreement remains otherwise generally consistent with the original template, and provided the ICF shall: (i) include risks and discomforts associated with Compounds of the Other Party substantially similar to those identified in the safety information made available by the Other Party; and (ii) include consent from the Study patients to collect and use the Samples for research and development of the BMS Compound, the Checkmate Compound and the Combined Therapy and for performing the [***] [***] and the [***], and that the patient waives any rights he/she may have to such Samples after collection. Without limiting the foregoing, neither Party, in its capacity as the Sponsoring Party, shall, without the prior written approval of the JDC make changes to the template ICF and template Site Agreement based on its negotiation with the Study Sites where such changes are Template Substantive Changes.

(e)    CRO Agreements. The Sponsoring Party will be responsible for drafting, negotiating and entering into agreements and any amendments thereto with any CROs used for the conduct of the Combined Therapy Study (each being a “CRO Agreement”). Except as the Parties otherwise agree in writing through the JDC, each CRO Agreement (i) shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the Sponsoring Party’s ability to fully perform all of its obligations under this Agreement or the Other Party’s rights under this Agreement (including the Other Party’s rights with respect to the Study Data and Patents claiming Inventions from the work conducted by the CRO under the CRO Agreement), (ii) shall not adversely affect the Technology or Compound of the Other Party (i.e., the BMS Technology or BMS Compound, or as the case may be, the Checkmate Technology or Checkmate Compound) or impose a new obligation, whether direct, indirect or contingent, upon the Other Party, (iii) shall not limit the Other Party’s rights with respect to the use of Samples in accordance with the applicable JDC-approved ICFs and (iv) shall not confer a benefit upon the Sponsoring Party that is not also conferred upon the Other Party. The Sponsoring Party shall provide the Other Party (through the JDC) with a copy of each executed CRO Agreement and any amendments thereto.

(f)    IND. The Sponsoring Party (as specified in the Study Plan for each Combined Therapy Study) shall hold the IND for each Combined Therapy Study. Each Combined Therapy Study shall be conducted under either an existing BMS IND or Checkmate IND as set forth in the Study Plan or, if required by Regulatory Authorities, a new combination IND (such combination IND being the “Combined Therapy IND”). Each Party shall provide a Right of Cross-Reference to its existing respective IND(s) as necessary to allow the Combined Therapy Study to be conducted under the respective INDs or if required by Regulatory Authorities, the Combined Therapy IND. For the avoidance of doubt, each Party shall be responsible for (i) drafting and updating as necessary the investigator’s brochure for its respective Compound (or in the case where a new Combined Therapy investigator’s brochure is required, the Parties shall be jointly responsible for drafting and updating such Combined Therapy investigator’s brochure as necessary) and (ii) filing all necessary Regulatory Documentation to the existing IND for its respective Compound, including, but not limited to, the submission to such existing IND of serious adverse event and adverse drug reaction cases emerging from the Combined Therapy Study.

(g)    Safety Evaluation. Each Party shall provide the following information with respect to its Compound: (i) the latest investigator’s brochure and annual updates (with such updates to be provided within five (5) Business Days after being finalized), (ii) list of ongoing clinical studies, (iii) Aggregate Safety Information that emerge from all other clinical trials of the Party’s Compound within five (5) Business Days after general distribution within such Party; (iv) prompt notice of any material safety interactions with any Regulatory Authority and the substance thereof regarding any clinical trials of the Party’s Compound during the term of this Agreement; (v) a summary of all new clinically relevant toxicology study data on the Party’s Compound within five (5) Business Days after generation of such summary within such Party; (vi) safety analyses for the Combined Therapy Study in accordance with the applicable Statistical Analysis Plan and (vii) such other safety data as set forth in the Pharmacovigilance Agreement. Except as permitted under Section 8.5(b)(iv) and 8.6(b)(iv), each Party shall use any such information provided by the other Party pursuant to this Section 2.1(g) solely to evaluate the safety of the Combined Therapy and the Compounds for use in the Combined Therapy Study.

2.2    [***] [***]

2.3    Adverse Event Reporting/Safety Data Exchange. The Parties shall use diligent efforts to define and finalize the processes the Parties shall employ to protect patients and promote their well-being in connection with the use of the Combined Therapy, and to execute a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) within [***] after the Effective Date of this Agreement or sooner as practicable and agreed to by the Parties, and prior to the first dosing of the first study patient in any new clinical trial subject to this Agreement. Such Pharmacovigilance Agreement shall (a) provide that Checkmate shall hold and be responsible for the maintenance of the Global Safety Database for the Checkmate Compound and that BMS shall hold and be responsible for the maintenance of the Global Safety Database for the BMS Compound, (b) provide that the Sponsoring Party for the applicable Combined Therapy Study shall be responsible for the safety reporting for the applicable Combined Therapy and shall lead all pharmacovigilance activities for the applicable Combined Therapy and (c) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Combined Therapy. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements or Applicable Law, in which case local reporting requirements or Applicable Law shall prevail. In the event of a conflict between the terms this Agreement and the terms of Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall supersede to the extent related to pharmacovigilance matters associated with the Combined Therapy Study and the terms of this Agreement control with respect to any other matters. In the event that this Agreement is terminated, the Parties agree to implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance reporting obligations are fulfilled. [***]

[***]

[***]

[***]

2.4    Joint Development Committee. Promptly after the Effective Date, the Parties shall form a Joint Development Committee (the “JDC”) to oversee the Combined Therapy Studies conducted under this Agreement. The JDC shall consist of an equal number of appropriate employee representatives from each Party. Each Party shall be responsible for determining the qualifications and substitutions of its JDC members. It is anticipated that each Party’s representatives may include experts in clinical development, patient safety and regulatory affairs. The JDC shall be co-chaired with one co-chairperson designated by each Party (each, a “Co-Chair”). The JDC shall meet on a Quarterly basis, or more or less frequently as the JDC agrees (and it may appoint subteams to meet more frequently), provided that either Party through its Co-Chair may request a meeting of the JDC (or the Co-Chairs only) at any time upon five (5) Business Days’ notice to the other Party, with the understanding that the other Party will use reasonable efforts to comply with such request but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request but is using reasonable efforts to conduct a JDC meeting as promptly as practicable. Upon request by either

Party, such meetings will be held by audio or video teleconference, provided that face-to-face meetings shall occur at least semi-annually except during a declared state of emergency due to pandemic in Massachusetts, New York, or New Jersey. No fewer than five (5) Business Days prior to each meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with appropriate supporting information. The Co-Chairs shall alternate responsibility for preparing and circulating the final agendas for, and the definitive minutes of each meeting of the JDC. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of material actions and decisions made by the JDC, a list of action items made by the JDC and a list of material issues not resolved by the JDC. The JDC Co-Chair who drafts the minutes shall provide the other Co-Chair and each Party’s Alliance Managers with the initial draft meeting minutes, who shall return the draft with any proposed changes, and this process shall be repeated until a final version of the meeting minutes is agreed upon and signed (or acknowledged as final via email) by each of the Co-Chairs. The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within twenty (20) Business Days from the date of the relevant meeting. The final version of the meeting minutes shall be signed (or acknowledged as final via email) by the two Co-Chairs, and each Party shall be provided with a copy of the final version of the meeting minutes for its safekeeping. A reasonable number of additional representatives of a Party may attend meetings of the JDC in an advisory capacity with the prior written consent of the other Party. All representatives to the JDC or attending JDC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein.

2.5    Responsibilities of the Joint Development Committee. Each Party shall keep the JDC informed about activities performed by that Party hereunder. Except as otherwise provided below with respect to Sponsor-Funded Studies, the JDC shall be responsible for the following with respect to each Combined Therapy Study:

(a)    establishing and approving each Study Plan, including any amendments to such Study Plan in accordance with Section 2.1(a);

(b)    overseeing the activities of the Parties with respect to a Combined Therapy Study, and providing a forum for the Parties to discuss, monitor and coordinate all activities and communications regarding the Combined Therapy Study;

(c)    approving a Budget for the Study Costs in connection with Jointly-Funded Studies (or any changes to the Budget), provided that if the proposed total Budget amount (or any proposed changes to the Budget) exceeds 110% of the applicable Preliminary Budget, such Budget (or changes to the Budget) must be expressly approved in writing by authorized representatives of each Party;

(d)    reviewing the progress of each Combined Therapy Study, and reviewing the strategy for and results of medical monitoring and site audits;

(e)    reviewing and approving the Protocol;

(f)    reviewing and approving any proposed amendments to the Protocol (including any changes in the dosage and/or dosage regimen for the BMS Compound and/or Checkmate Compound (and/or [***], as applicable), and amendments that have an impact on the Budget, timelines, patient safety and any changes to the study design, dosage or administration of Compound, collection of patient samples or indications to be explored) (with such review to be completed within ten (10) Business Days following presentation of the proposed amendment to the JDC for review);

(g)    approving any immunogenicity analysis for the Combined Therapy, including the protocol and entity to do the analysis;

(h)    approving the Bioanalysis Plan and any amendments to the Bioanalysis Plan;

(i)    reviewing substantive proposed communication strategies and substantive communications with any Regulatory Authority regarding the conduct of the Combined Therapy Study and, to the extent they are inconsistent with the Protocol, approving such proposed communications and communication strategies (with such review to be completed within ten (10) Business Days of such proposed communication strategies and communications being presented to the JDC for review);

(j)    approving any IND amendment submitted for the Combined Therapy Study, as well as reviewing substantive submissions (with the reporting of Safety Information from the Combined Therapy Study being subject to the Pharmacovigilance Agreement (e.g. SAE reports and Investigator Notification Letters)) to any such IND amendment in accordance with Article 5 and, to the extent they are inconsistent with the Protocol, approving such submissions (with such review to be completed within ten (10) Business Days of such IND amendment and submissions being presented to the JDC for review);

(k)    reviewing any substantive Combined Therapy Study Regulatory Documentation, or portions thereof, that relate to the Combined Therapy, in accordance with Article 5, and, to the extent they are inconsistent with the Protocol, approving such Combined Therapy Study Regulatory Documentation, or portions thereof (with such review to be completed within ten (10) Business Days of such proposed Combined Therapy Study Regulatory Documentation being presented to the JDC for review);

(l)    reviewing and approving any substantive communications (with the reporting of Safety Information from the Combined Therapy Study being subject to the Pharmacovigilance Agreement) to Study Sites or IRBs relating to patient safety or termination/cessation of the Combined Therapy Study (with such review to be completed within ten (10) Business Days of such proposed communication being presented to the JDC for review, provided that if time is of the essence to protect patient safety, the medical monitors appointed by each Party shall have the authority to develop and enact a strategy for disseminating information to IRBs within twenty-four (24) hours without JDC approval);

(m)    as agreed by the JDC, appointing working teams that will hold telephone discussions at a mutually agreed-upon reasonable frequency to review clinical development, patient safety and regulatory issues that arise in the course of the Combined Therapy Study;

(n)    reviewing and approving, in advance, any and all proposed amendments to the Statistical Analysis Plan, including additional analyses of the Study Data proposed to be conducted by either Party that are not included in the Statistical Analysis Plan, with such review to be completed within ten (10) Business Days following such proposed additional analyses being presented to the JDC for review;

(o)    reviewing and approving use of any Samples beyond the Bioanalysis Plan, in accordance with Section 8.9, so long as the JDC remains in force and effect;

(p)    approving the preliminary CRO/Study Site List for Jointly-Funded Studies in accordance with Section 2.1(c), with such approval to be completed within ten (10) Business Days after presentation of proposed changes to the list to the JDC for review, and where such approval by the JDC shall not be unreasonably withheld;

(q)    reviewing and approving the template ICF, template CRF and template Study Agreement to be used in the Combined Therapy Study (with such review to be completed within ten (10) Business Days following the Sponsoring Party providing to the JDC a draft of the applicable template for review);

(r)    reviewing and approving the final clinical study report (and final statistical analysis in accordance with the Statistical Analysis Plan) for the Combined Therapy Study [***]

(s)    review and approve a plan for the periodic sharing of Study Data among the Parties as described in Section 5.1(a)(xiv);

(t)    reviewing and approving a joint publication plan for Combined Therapy Studies, as described in Section 9.5; and

(u)    discussing any other topics or issues relating to the Combined Therapy Study that either Party requests that cannot be resolved by any JDC subteam.

The JDC may delegate its responsibilities with respect to specific matters to JDC subteams. With respect to the amendments, communications, submissions and other activities as set forth above that are non-substantive matters, the Sponsoring Party will keep the Other Party informed and updated (through the medical monitor and other designees of the JDC) in a timely manner, so that if the Other Party has any concerns or disagreements regarding such matters, the matter can be escalated to the JDC for review. The Parties agree that the JDC has the sole right to approve any matters that specifically require JDC approval under this Section 2.4, and neither Party will have final decision-making authority with respect to those matters. Notwithstanding the foregoing, the specific responsibilities and authority granted to the JDC may be circumscribed with respect to specific Sponsor-Funded Studies, as described in a Study Plan for such Studies.1

2.6    Joint Development Committee Authority and Decision-Making.

(a)    The JDC shall take action by unanimous consent, with each Party having a single vote, irrespective of the number of its representatives actually in attendance at a meeting. In the absence of a formal meeting, the Co-Chairs shall have decision-making authority for the JDC. In the case where the Co-Chair for a Party is not available, the Co-Chair may designate another JDC member (e.g. medical monitor) as having decision-making authority for the JDC for such Party. All decisions and approvals of the JDC shall be made, with acknowledgement of both Parties, in writing (such as by email exchange).

(b)    The JDC shall create a sub-team consisting of an equal number of representatives from each Party with appropriate functional area expertise to review and discuss substantive clinical operations issues related to Site Agreements, the CRO/Study Site List, ICFs and CRFs that arise in the course of the Combined Therapy Study (the “Clinical Operations Sub-Team”). The Clinical Operations Sub-Team will hold telephone discussions at mutually agreed-upon times to discuss any substantive issues and will use reasonable efforts to reach a mutually agreeable resolution as expeditiously as possible. The Clinical Operations Sub-Team, if mutually aligned (as acknowledged in writing by Clinical Operations Sub-Team representatives of both Parties, such as by email exchange), shall have the authority to approve substantive changes regarding an issue and will provide its decision to the Sponsoring Party.

(c)    The JDC shall have the right to make only those determinations expressly enumerated as decisions of the JDC in this Agreement or as otherwise specified in a Study Plan for a Sponsor-Funded Study. Such JDC determinations may be documented in the written minutes of the JDC signed (or acknowledged as final via email) by the JDC Co-Chairs.

(d)    In this Agreement where it is specified that review by the JDC is required, such review may be accomplished for a Party by a subgroup of one or more of the JDC members for such Party, or any subteam or other employees for such Party designated by the Co-Chair for such Party.

[1]	[***]

(e)    In this Agreement where it is specified that documentation or other information is to be presented to the JDC, such documentation or other information shall be deemed to be presented to the JDC upon presentation to both Co-Chairs.

(f)    Notwithstanding anything to the contrary in this Agreement, the JDC will have no power to amend this Agreement, the Pharmacovigilance Agreement or the Supply and Quality Documentation.

(g)    [***]

[***]7    Operational Authority of Sponsoring Party Generally. The Sponsoring Party, as designated in the Clinical Obligations Schedule of the Study Plan for each Combined Therapy Study, shall, subject to the oversight of the JDC as provided in Sections 2.3 and 2.4, the terms of the Protocol and the terms and conditions of this Agreement: (i) manage and be primarily responsible for conducting the Combined Therapy Study; (ii) be responsible for regulatory interactions with respect to the Combined Therapy Study; and (iii) be responsible for the following with respect to the Combined Therapy Study: (1) the selection and management of the Study Sites from the CRO/Study Site List (including budget negotiations with vendors, timelines and contingency planning), (2) conducting clinical study start-up activities (including engaging the CRO(s), communicating with and obtaining approval from institutional review boards (each an “IRB”) and/or ethics committees, as applicable, and drafting for JDC approval the template ICF and CRF for the Combined Therapy Study), (3) subject recruitment and retention activities, (4) ongoing site monitoring and quality assurance audits, (5) subject to the terms of the Pharmacovigilance Agreement, management of safety reporting by contract research organizations and clinical Study Sites, (6) ongoing medical monitoring, (7) management, monitoring and audits of contract research organizations (“CRO”) in connection with each CRO Agreement , and (8) inquiries from clinical study subjects ((1)-(8), collectively, the “Operational Matters”). The JDC shall set up a mechanism for the Other Party or a working team of the JDC to be informed and updated on a periodic basis regarding Operational Matters, so that if the Other Party has any concerns or disagreements regarding same, the matter can be escalated to the JDC for review. The Sponsoring Party shall provide the Other Party with access to the Study Data in accordance with the terms and conditions of this Agreement.

2.8    Alliance Managers. Each of the Parties will appoint appropriate staff to act as its Alliance Manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties. The Alliance Managers will attend all meetings of the JDC and support the JDC in the discharge of its responsibilities. An Alliance Manager may bring any matter concerning a Party’s performance under this Agreement to the attention of the JDC if the Alliance Manager reasonably believes that such attention is warranted. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JDC. Each Alliance Manager also will:

(a)    be the point of first referral in all matters of dispute resolution in accordance with Section 13.3;

(b)    provide a point of communication both internally within the Parties’ organizations and between the Parties regarding the Combined Therapy Study;

(c)    assist in coordinating any collaborative efforts under this Agreement, if any, and any external communications; and

(d)    take responsibility for ensuring that JDC activities, such as the conduct of required JDC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed.

2.9    JDC Dispute Resolution. The representatives of the JDC shall attempt in good faith to reach consensus on all matters properly brought before the JDC. Except as otherwise provided in this Agreement, if, after a good faith, reasonable and open discussion among the members of the JDC and the Alliance Managers, the JDC is unable to agree on a matter that has been properly before it for a period of ten (10) Business Days and that calls for a decision, either Party may refer the dispute (a “JDC Dispute”) to the Executive Officers for resolution. If the Executive Officers are unable to reach a resolution within ten (10) Business Days of such referral, then:

(a)     if such JDC Dispute concerns whether or not to commence a Combined Therapy Study (other than any of the Initial Studies) prior to the JDC’s approval of the applicable Study Plan, then such Studies will not become part of this Agreement;

(b)     if such JDC Dispute occurs after the Study Plan for a Combined Therapy Study has been approved by the JDC and relates to an amendment proposed by either Party to the Protocol, Budgets or to any other Study-related documents which the JDC must approve pursuant to Section 2.4 (“Study Documentation”), there shall be no decision on the matter and the then existing terms of the Protocol, Budget or Study Documentation shall govern; and

(c)    if such JDC Dispute concerns the approval of a Study Plan, Protocol, Budget or other Study Documentation for any of the Initial Studies prior to commencement of such Study, then such dispute shall be resolved through the dispute resolution procedures set forth in Section 13.3.

ARTICLE 3

LICENSE GRANTS

3.1    Grants by BMS.

(a)    BMS hereby grants, and shall cause its Affiliates to grant, to Checkmate and Checkmate’s Affiliates a non-exclusive, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) in the Territory under the BMS Independent Patent Rights, BMS Technology and BMS Regulatory Documentation to use the BMS Compound in research and development, solely to the extent necessary to conduct the Combined Therapy Study subject to and in accordance with the terms and conditions of this Agreement.

(b)    [***]

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(c)    [***]

3.2    Grants by Checkmate.

(a)    Checkmate hereby grants, and shall cause its Affiliates to grant, to BMS and BMS’ Affiliates a non-exclusive, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) in the Territory under the Checkmate Independent Patent Rights, Checkmate Technology and Checkmate Regulatory Documentation to use the Checkmate Compound in research and development, solely to the extent necessary to conduct the Combined Therapy Study subject to and in accordance with the terms and conditions of this Agreement.

(b)    [***]

(c)    [***]

3.3    Sublicensing.

(a)    Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 3.1(a) and 3.2(a) to Affiliates and, if required for a Third Party to perform its duties (to the extent permitted under the terms and conditions of this Agreement), to Third Parties, solely as necessary to assist a Party in carrying out its responsibilities with respect to the Combined Therapy Study. [***]

(b)    With regard to any such sublicenses permitted and made under this Agreement, (i) such sublicensees, except Affiliates (so long as they remain Affiliates of a Party), shall be subject to written agreements that bind such sublicensees to obligations that are consistent with a Party’s obligations under this Agreement including, but not limited to, confidentiality and non-use provisions similar to those set forth in Article 8 and Article 9, and provisions regarding intellectual property that ensure that the Parties will have the rights provided under this Agreement to any intellectual property created by such sublicensee, (ii) each Party shall provide written notice to the other of any such sublicense (and obtain written approval for sublicenses to Third Parties not contemplated by the Protocol for the Combined Therapy Study) and (iii) the licensing Party shall remain liable for all actions of its sublicensees. For clarity, any agreements with CROs and other contractor/vendors, and Site Agreements and CRO Agreements shall be subject to the provisions of Section 2.1 (and other terms and conditions of the Agreement).

3.4    Rights for Combined Therapy Patents. The rights of the Parties with respect to the Combined Therapy Inventions and Combined Therapy Patents are set forth in Article 6.

3.5    Use of Study Data and Samples. The rights of the Parties with respect to the use and disclosure of the Study Data and the use of Samples are set forth in Article 8.

3.6    No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement or under any Patent Rights Controlled by the other Party or its Affiliates. Except for the licenses granted under Section 3.1 and 3.2, nothing in the Agreement is intended or shall be construed as granting either Party any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale or import the other Party’s Compound.

ARTICLE 4

MANUFACTURE AND SUPPLY OF COMPOUNDS

4.1    Checkmate Compound.

(a)    Manufacture and Supply. Checkmate shall Manufacture or have Manufactured the Checkmate Compound and shall supply, or cause to be supplied, the Checkmate Compound for the conduct of the Combined Therapy Study. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of Checkmate Compound for the Combined Therapy Study shall be borne solely by Checkmate. Checkmate shall bear the risk of loss for the Checkmate Compound, except that in the case where BMS is the Sponsoring Party, Checkmate shall bear the risk of loss for the Checkmate Compound until delivery DAP (INCOTERMS 2010) to BMS’s, or its designee’s, location, and risk of loss for such Checkmate Compound shall then transfer from Checkmate to BMS upon such delivery. The Checkmate Compound shall be Manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the Checkmate Compound used by Checkmate for its other clinical trials of the Checkmate Compound. Checkmate shall deliver to BMS certificates of analysis, and any other documents specified in the Supply and Quality Documentation, including such documentation as is necessary to allow BMS to compare the Checkmate Compound certificate of analysis to the Checkmate Compound specifications. The Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) relating to the Checkmate Compound in connection with this Agreement, provided that in any event Checkmate may utilize its established supply chain for the supply of Checkmate Compound.

(b)    Use of Checkmate Compound Supplied by Checkmate to BMS. BMS shall use the Checkmate Compound supplied to it (i.e., in the case where BMS is the Sponsoring Party for the applicable Combined Therapy Study) solely as necessary for, and in accordance with, this Agreement and the Protocols, and for no other purpose, including without limitation as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other research unrelated to the Combined Therapy Study. For avoidance of doubt, the Checkmate Compound provided by Checkmate under this Agreement shall not be used by or on behalf of BMS or its Affiliates in the [***]. Except as may be required under this Agreement or the Protocol, BMS shall not perform, and shall not allow any Third Parties to perform, any analytical testing of the Checkmate Compound.

4.2    BMS Compound.

(a)    Manufacture and Supply. BMS shall Manufacture or have Manufactured the BMS Compound and supply, or cause to be supplied, the BMS Compound for the conduct of the Combined Therapy Study. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of the BMS Compound shall be borne solely by BMS. BMS shall bear the risk of loss for the BMS Compound, except that in the case where Checkmate is the Sponsoring Party, BMS shall bear the risk of loss for the BMS Compound until delivery DAP (INCOTERMS 2010) to the Checkmate’s, or its designee’s, location, and risk of loss for such BMS Compound shall then transfer from BMS to Checkmate upon such delivery. The BMS Compound shall be Manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the BMS Compound used by BMS for its other clinical trials of the BMS Compound. BMS shall deliver to Checkmate certificates of analysis, and any other documents specified in the Supply and Quality Documentation, including such documentation as is necessary to allow Checkmate to compare the BMS Compound certificate of analysis to the BMS Compound specifications. The Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) relating to the BMS Compound in connection with this Agreement, provided that in any event BMS may utilize its established supply chain for the supply of BMS Compound.

(b)    Use of BMS Compound Supplied by BMS to Checkmate. Checkmate shall use the BMS Compound supplied to it (i.e., in the case where Checkmate is the Sponsoring Party for the applicable Combined Therapy Study) solely as necessary for, and in accordance with, this Agreement and the Protocols, and for no other purpose, including without limitation as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other research unrelated to the Combined Therapy Study. For avoidance of doubt, the BMS Compound provided by BMS under this Agreement shall not be used by or on behalf of Checkmate or its Affiliates in the [***]. Except as may be required under this Agreement or the Protocol, Checkmate shall not perform, and shall not allow any Third Parties to perform, any analytical testing of the BMS Compound.

4.3    Supply and Quality Agreement. The Other Party shall supply its Compound to the Sponsoring Party in accordance with such supply and quality addenda or agreement(s) as the Parties may agree (the “Supply and Quality Documentation”). The Parties shall finalize and execute the Supply and Quality Documentation in no event later than the date on which the first shipment of the Other Party’s Compound is supplied for use in the Combined Therapy Study. The Supply and Quality Documentation shall outline the additional roles and responsibilities relative to the quality of each Party’s Compound in support of the Combined Therapy Study. It shall include the responsibility for quality elements as well as exchanged GMP documents and certifications required to release the Other Party’s Compound for the Combined Therapy Study. In addition, the Supply and Quality Documentation shall detail the documentation required for each shipment of the Other Party’s Compound supplied.

4.4    Customs Valuation. The Sponsoring Party will provide the Other Party in writing with a list of all countries in which Study Sites conducting a particular Combined Therapy Study are located (with such Study Sites being selected from the CRO/Study Site List for such Combined Therapy Study) prior to start of such Combined Therapy Study. During the conduct of such Combined Therapy Study, the Sponsoring Party will send in writing any changes to the list of Study Site countries to the Other Party one month prior to the end of each Quarter. If no changes are sent to the Other Party by the Sponsoring Party for a particular Quarter, the prior Quarter’s Study Site country list will be used as the basis for customs valuation for that Quarter. The Other Party will provide the Sponsoring Party with its applicable Compound country-specific customs valuations initially prior to start of the applicable Combined Therapy Study and when the Sponsoring Party plans to include additional countries to the applicable Combined Therapy Study. The expiration date(s) of the customs value(s) will be monitored by the Sponsoring Party and the Sponsoring Party will send a request in writing to the Other Party to provide updated customs value(s) and expiration date(s) at least 30 days in advance of any customs value expirations.    The Sponsoring Party will use the country-specific customs valuations for the Other Party Compound as provided by the Other Party, for purposes of the import/export process for the Compound to the applicable Study Site countries and not make any change to such valuations without the Other Party’s prior written consent.

ARTICLE 5

SPECIFIC RESPONSIBILITIES

5.1    Specific Responsibilities of the Parties. Subject to the terms of this Agreement, each Party shall use Commercially Reasonable Efforts to (i) supply the quantities of its Compound as needed to conduct a Combined Therapy Study on a timely basis, and package and deliver same to Study Sites, in accordance with the time frame(s) established by the JDC and (ii) to conduct and complete the Combined Therapy Study in accordance with the applicable Clinical Obligations Schedule. The Parties shall be responsible for activities for the conduct of each Combined Therapy Study as set forth below.

(a)    Responsibilities of the Sponsoring Party. Subject to JDC oversight as provided in Section 2.4, the applicable Sponsoring Party for a particular Combined Therapy Study shall be responsible (with respect to such Combined Therapy Study) for:

(i)    providing the JDC (or a sub-team designated by the JDC) on a monthly basis with a clinical drug supply forecast for the BMS Compound and the Checkmate Compound that includes strategy for drug supply overages, drug supply quantity and required delivery dates;

(ii)    with the cooperation of the Other Party, compiling, amending and filing all necessary Combined Therapy Study Regulatory Documentation with Regulatory Authority(ies); maintaining and acting as the sponsor of record as provided in 21 CFR 312.50 (and applicable comparable regulation issued by a Regulatory Authority outside the United States) with responsibility, subject to delegation to a CRO in accordance with 21 CFR 312.52 (and applicable comparable or any applicable comparable regulation issued by a Regulatory Authority outside the United States), for the Combined Therapy Study; and making all required submissions to Regulatory Authorities related thereto on a timely basis;

(iii)    with the cooperation of the Other Party, and subject to the provisions of Section 9.5, listing the Combined Therapy Study trials required to be listed on a public database on www.clinicaltrials.gov or other public registry in any country in which such Combined Therapy Study is being conducted in accordance with Applicable Law and in accordance with each Party’s internal policies relating to clinical trial registration;

(iv)    providing the Other Party with reasonable advance notice of scheduled meetings or other substantive out-going or pre-planned non-written communications with a Regulatory Authority and the opportunity to participate in each such meeting or other non-written communication, to the extent that it relates to the Other Party’s Compound (i.e., the Checkmate Compound or BMS Compound, as the case may be); and providing the Other Party with the opportunity to review, provide comments to the

Sponsoring Party within five (5) Business Days, and, if inconsistent with the Protocol, approve all substantive submissions and written correspondence with a Regulatory Authority that relates to the Other Party’s Compound; provided that in no event shall the Sponsoring Party or any Affiliate of the Sponsoring Party communicate with any Regulatory Authority solely with respect to the Other Party’s Compound without the prior written consent of the Other Party and provided further that the Other Party shall step out of any portions of such meetings or other non-written communications with a Regulatory Authority that relate solely to the Sponsoring Party’s Compound (i.e., the Checkmate Compound or BMS Compound, as the case may be) and the Sponsoring Party shall step out of any portions of such meetings or other non-written communications with a Regulatory Authority that relate solely to the Other Party’s Compound;

(v)    providing to the Other Party a written summary of meetings or other substantive non-written communications with a Regulatory Authority within ten (10) Business Days of such meeting or communication, and copies of any official correspondence to or from a Regulatory Authority within three (3) Business Days of receipt or provision, in each case to the extent that it relates to the Other Party’s Compound (or, to the extent the communication would adversely impact the performance of the Combined Therapy Study, the Sponsoring Party’s Compound), and copies of all Combined Therapy Study Regulatory Documentation that relate to the Combined Therapy or the Other Party’s Compound within five (5) Business Days of submission to Regulatory Authorities;

(vi)    drafting, and providing to the Other Party (through the JDC or otherwise) for its review, the Protocol, in the event that a new Combined Therapy investigator’s brochure is required by a Regulatory Authority for the Combined Therapy Study, the investigator’s brochure for the Combined Therapy Study, template ICF, template CRF and Statistical Analysis Plan, and any amendments to each of the foregoing;

(vii)    coordinating with the Other Party and providing to the JDC (or a subteam designated by the JDC for such purpose) one week in advance of submission, drafts of (1) submissions to the Combined Therapy IND (with the reporting of Safety Information being subject to the Pharmacovigilance Agreement) (if applicable) and (2) Combined Therapy Study Regulatory Documentation, or portions thereof, that relate to the Other Party’s Compound, for JDC review and (if inconsistent with the Protocol) approval, and providing the Other Party with the opportunity to review, comment on and (if inconsistent with the Protocol) approve all other substantive written correspondence with a Regulatory Authority relating to the Combined Therapy Study, to the extent such correspondence relates to the Other Party’s Compound, provided that (1) the Other Party shall provide any such comments within five (5) Business Days and (2) in the event that a Regulatory Authority requests a shorter timeframe for response than outlined herein, the Parties will use all reasonable efforts to meet the deadline;

(viii)    managing the operations of the Combined Therapy Study in accordance with the Protocol, including overseeing compliance by any CRO with the terms of the applicable CRO Agreement relating to the Combined Therapy Study;

(ix)    providing to the Other Party a list of all proposed clinical trial sites and principal investigator(s) for the Combined Therapy Study for the Other Party’s review and comment and take into account the Other Party’s experience and comments with regard to sites that have previously conducted studies with the Other Party’s Compound;

(x)    ensuring that all Site Agreements and CRO Agreements are in compliance with Section 2.1(d) and 2.1(e), respectively and (A) contain intellectual property provisions that retain each of the Parties’ respective intellectual property rights in the Checkmate Compound, BMS Compound and Combined Therapy, and (B) allow for the Other Party, as well as the Sponsoring Party, to the extent permitted by Applicable Law and any Third Party confidentiality restrictions or obligation, to audit the Study Sites for quality assurance and to inspect and copy all data, documentation and work products relating to the activities performed by the Study Site, including, without limitation, the medical records of any patient participating in the Combined Therapy Study (where such right to inspect and copy all data, documentation and work products of a Study Site shall survive the termination or expiration of the applicable CRO Agreement or Site Agreement);

(xi)     providing the Other Party with access to the Trial Master File for the for the Combined Therapy Study;

(xii)    providing the Other Party with (A) an opportunity to participate in discussions with any and all external drug safety monitoring boards for the Combined Therapy Study, (B) an opportunity to review and comment on minutes from any and all external drug safety monitoring boards for the Combined Therapy Study prior to their submission; and (C) a copy of all final minutes from any and all external drug safety monitoring boards for the Combined Therapy Study within three (3) Business Days after receipt by the Sponsoring Party;

(xiii)    providing the Other Party with updates on the status of the Combined Therapy Study at the Other Party’s reasonable request, including but not limited to information regarding the number and status of study sites, the number of screened subjects (actual to target), the number of randomized subjects (actual to target), the number of dosed, ongoing, discontinued and completed subjects, and any safety updates as contemplated by the Protocol, Section 2.1(d), and/or routinely performed by a Party in its normal course of trial management and reporting;

(xiv)    subject to the provisions of Section 2.2 and the Pharmacovigilance Agreement, (1) owning and being responsible for the maintenance of the Global Safety Database and safety reporting to Regulatory Authorities for the Combined Therapy, (2) collecting, evaluating and reporting serious adverse events, other Safety Information and any further pharmacovigilance information from the Combined Therapy Study, (3) sending any communications (including investigator notification letters) to Study Sites (including IRBs) regarding Safety Information for the Combined Therapy Study and (4) providing the Other Party with the opportunity to participate in and comment on such pharmacovigilance activities;

(xv)    analyzing the Study Data in a timely fashion and providing the Other Party with access to the Study Data from the applicable Combined Therapy Study as follows:

(1)    pursuant to a timetable determined by the JDC sharing with the Other Party (1) drafts of any interim report, clinical study report and statistical analysis (in accordance with the Statistical Analysis Plan) from the Combined Therapy Study for review and comment, (2) any final interim report, final clinical study report and final statistical analysis (in accordance with the Statistical Analysis Plan) from the Combined Therapy Study and (3) the raw Study Data in electronic or other mutually agreed format (with each Party having the right to review any analyses conducted on the Study Data by the other Party for consistency with its analyses);

(2)    provide to the Other Party within thirty (30) Business Days (unless otherwise agreed upon by the Parties) after database lock, a copy of the statistical output data described in the Statistical Analysis Plan in the clinical trial databases that will be used for an interim review by an external consultant (or drug safety monitoring board, if required), with such consultant and the timing for such interim review to be agreed upon by the Parties;

(3)    within thirty (30) Business Days (unless otherwise agreed upon by the Parties) after database lock, a copy of all Safety Information that will be used for an interim review by an external consultant (or drug safety monitoring board, if required), with such consultant and the timing for such interim review to be agreed upon by the Parties;

(4)    within thirty (30) Business Days (unless otherwise agreed upon by the Parties) after database lock, access to final CRFs or patient profiles for all patients in the Combined Therapy Study;

(5)    periodically during (on a timetable as agreed to by the JDC and/or in the Pharmacovigilance Agreement) the conduct of the Combined Therapy Study (and within thirty (30) calendar days after the creation of a clean database), copies of the Form 1572s, financial disclosures and other relevant documents required to meet regulatory requirements related to the Combined Therapy Study (including without limitation any data or documents that may be required to provide Aggregate Safety Information to a Regulatory Authority with respect to the Other Party’s Compound); and

(6)    subject to any third party requirements, providing the Other Party with any SAS codes to be used for the Statistical Analysis Plan for the Combined Therapy Study.

For the avoidance of doubt, any documentation or information required to be provided to or reviewed by the Other Party under this Section 5.1(a) may be satisfied by providing such documentation or information to the JDC.

(b)    Responsibilities of Checkmate. Checkmate shall be responsible for:

(i)    manufacturing and supplying sufficient GMP-grade quantities of Checkmate Compound, as further described in Article 4 above, and, where required, providing for the release by a Qualified Person (as such term will be defined in the Supply and Quality Documentation), or providing the necessary documentation in support of quality release, of the Checkmate Compound if such release is required for the Combined Therapy Study;

(ii)    cooperating with BMS to obtain all necessary approvals and clearances, including IRB approvals and customs clearances and to compile all necessary Combined Therapy Study Regulatory Documentation to be filed with Regulatory Authority(ies) for the Combined Therapy Study;

(iii)    reviewing the Protocol and Statistical Analysis Plan, and any amendments thereto, in accordance with Section 2.1(b) (with the Protocol and Statistical Analysis Plan, and any amendments thereto, to be approved in accordance with Section 2.1(b));

(iv)    drafting and updating the Combined Therapy investigator’s brochure in accordance with Section 2.1(f), in the event that a new Combined Therapy investigator’s brochure is required by a Regulatory Authority for the Combined Therapy Study;

(v)    reviewing the template ICF and template Site Agreement, and any amendments thereto, in accordance with Section 2.1(d) (with the template ICF and template Site Agreement, and any amendments thereto, to be approved in accordance with Section 2.1(d));

(vi)    providing feedback to BMS on the CRO/Study Site List in accordance with Section 2.1(c) (with such CRO/Study Site List to be approved by the JDC in accordance with Section 2.14(p));

(vii)    to the extent necessary for the conduct of each particular Combined Therapy Study, providing a Right of Cross-Reference to the relevant Regulatory Documentation for the Checkmate Compound, provided that, except as provided in Section 3.2, such Right of Cross-Reference shall terminate upon the earlier of (A) the completion or termination of such Combined Therapy Study and (B) the expiration or termination of this Agreement, except that in the case of termination for a Material Safety Issue pursuant to Section 12.4(a), such Right of Cross-Reference shall remain in effect solely (1) to the extent necessary to permit BMS to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (2) as necessary to permit BMS to continue to dose subjects enrolled in the Combined Therapy Study through completion of the Protocol if required by the applicable Regulatory Authority(ies) and/or Applicable Laws;

(viii)    jointly reviewing, providing comments to BMS within five (5) Business Days on all substantive Combined Therapy Study Regulatory Documentation and providing BMS with copies of

Regulatory Documentation relating to the Checkmate Compound and Checkmate Technology (“Checkmate Regulatory Documentation”), as both Parties agree is necessary or reasonably expected to be necessary, and is requested by BMS, (1) to obtain and maintain the IND for the Combined Therapy Study and prepare and file any Combined Therapy Study Regulatory Documentation in accordance with this Agreement, or (2) to comply with Applicable Law with regard to the BMS Compound and the Combined Therapy Study, which may include information regarding the pharmacokinetics, efficacy and safety of the Checkmate Compound alone or in combination with the BMS Compound;

(ix)    providing comment and input on the management of the Combined Therapy Study pursuant to the Protocol;

(x)    providing BMS with the investigator’s brochure for the Checkmate Compound (and any updates thereto), as well as all relevant Safety Information (including any SUSAR reports) for the Checkmate Compound in accordance with Section 2.1(g) and the Pharmacovigilance Agreement; and

(xi)    such other responsibilities as may be agreed to by the Parties or determined by the JDC.

(c)    Responsibilities of BMS. BMS shall be responsible for:

(i)    manufacturing and supplying sufficient GMP-grade quantities of BMS Compound, as further described in Article 4 above, and, where required, providing for the release by a Qualified Person (as such term will be defined in the Supply and Quality Documentation), or providing the necessary documentation in support of quality release, of the BMS Compound if such release is required for the Combined Therapy Study;

(ii)    cooperating with Checkmate to obtain all necessary approvals and clearances, including IRB approvals and customs clearances and to compile all necessary Combined Therapy Study Regulatory Documentation to be filed with Regulatory Authority(ies) for the Combined Therapy Study;

(iii)    reviewing the Protocol and Statistical Analysis Plan, and any amendments thereto, in accordance with Section 2.1(b) (with the Protocol and Statistical Analysis Plan, and any amendments thereto, to be approved in accordance with Section 2.1(b));

(iv)    drafting and updating the Combined Therapy investigator’s brochure in accordance with Section 2.1(f), in the event that a new Combined Therapy investigator’s brochure is required by a Regulatory Authority for the Combined Therapy Study;

(v)    reviewing the template ICF and template Site Agreement, and any amendments thereto, in accordance with Section 2.1(d) (with the template ICF and template Site Agreement, and any amendments thereto, to be approved in accordance with Section 2.1(d));

(vi)    providing feedback to Checkmate on the CRO/Study Site List in accordance with Section 2.1(c) (with such CRO/Study Site List to be approved by the JDC in accordance with Section 2.4(p));

(vii)    to the extent necessary for the conduct of each particular Combined Therapy Study, providing a Right of Cross-Reference to the relevant Regulatory Documentation for the BMS Compound, provided that, except as provided in Section 3.2, such Right of Cross-Reference shall terminate upon the earlier of (A) the completion or termination of such Combined Therapy Study and (B) the expiration or termination of this Agreement, except that in the case of termination for a Material Safety Issue pursuant to Section 12.4(a), such Right of Cross-Reference shall remain in effect solely (1) to the extent necessary to permit Checkmate to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (2) as necessary to permit Checkmate to continue to dose subjects enrolled in the Combined Therapy Study through completion of the Protocol if required by the applicable Regulatory Authority(ies) and/or Applicable Laws;

(viii)    jointly reviewing, providing comments to Checkmate within five (5) Business Days on all substantive Combined Therapy Study Regulatory Documentation and providing Checkmate with copies of Regulatory Documentation relating to the BMS Compound and BMS Technology (“BMS Regulatory Documentation”), as both Parties agree is necessary or reasonably expected to be necessary, and is requested by BMS, (1) to obtain and maintain the IND for the Combined Therapy Study and prepare and file any Combined Therapy Study Regulatory Documentation in accordance with this Agreement, or (2) to comply with Applicable Law with regard to the Checkmate Compound and the Combined Therapy Study, which may include information regarding the pharmacokinetics, efficacy and safety of the BMS Compound alone or in combination with the Checkmate Compound;

(ix)    providing comment and input on the management of the Combined Therapy Study pursuant to the Protocol;

(x)    providing Checkmate with the investigator’s brochure for the BMS Compound (and any updates thereto), as well as all relevant Safety Information (including any SUSAR reports) for the BMS Compound in accordance with Section 2.1(g) and the Pharmacovigilance Agreement; and

(xi)    such other responsibilities as may be agreed to by the Parties or determined by the JDC.

5.2    Documents and Combined Therapy Study Contracts.

(a)    In accordance with the terms and conditions of the Agreement, the Sponsoring Party shall have primary responsibility for conduct of the Combined Therapy Study and the analysis of the Study Data under the applicable Statistical Analysis Plan. In consultation with the Other Party, the Sponsoring Party shall draft the Protocols and Statistical Analysis Plans, and any amendments to each of the foregoing, and shall provide such documents to the Other Party for review and comment pursuant to Section 5.1(a)(vi) and Section 2.4.

(b)    In accordance with the terms and conditions of the Agreement, the Sponsoring Party shall be responsible for negotiating and entering into contracts for services relating to the Combined Therapy Study, including selecting vendors, approving contract deliverables and managing contract performance, including Site Agreements, obtaining IRB approval for site ICFs, obtaining signed ICFs and monitoring plans. The Sponsoring Party will be responsible for ensuring that any such contracts allow the Sponsoring Party to provide the Other Party with access to and use of Study Data, Samples and other information and documents as required pursuant to this Agreement (and in no event not less than the same access or use as is granted to the Conducting Party).

5.3    Other Clinical Trials. Nothing in this Agreement shall preclude either Party from conducting any other clinical trials as it may determine in its discretion, so long as it does not use or rely on the Confidential Information that is solely owned by the other Party in doing so.

ARTICLE 6

PATENT PROSECUTION AND ENFORCEMENT

6.1    Ownership of Inventions and Patent Rights.

(a)    Checkmate Study Inventions and Checkmate Study Patents. All Checkmate Study Inventions and Checkmate Study Patents shall be owned solely by Checkmate, and Checkmate will have the full right to exploit such Checkmate Study Inventions and Checkmate Study Patents without the consent of, or any obligation to account to, BMS, subject to the terms and conditions of this Agreement (including Section 3.2(c)). [***]

(b)    BMS Study Inventions and BMS Study Patents. All BMS Study Inventions and BMS Study Patents shall be owned solely by BMS, and BMS will have the full right to exploit such BMS Study Inventions and BMS Study Patents without the consent of, or any obligation to account to, Checkmate, subject to the terms and conditions of this Agreement (including Section 3.1(c)). [***] [***]

(c)    Combined Therapy Inventions and Combined Therapy Patents.

(i)    All Combined Therapy Study Inventions and Combined Therapy Patents shall be jointly owned by the Parties, [***]

(ii)    The Parties shall determine which Party, using outside counsel acceptable to both Parties, shall be responsible for preparing and prosecuting Patent applications and maintaining Patents that are Combined Therapy Patents. The Party drafting and prosecuting any Combined Therapy Patent (the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) advised as to all material developments and all steps to be taken with respect to any such Patents and shall furnish the Non-Prosecuting Party with copies of applications for such Patents, amendments thereto and other related correspondence to and from Patent offices, and permit the Non-Prosecuting Party a reasonable opportunity to review and offer comments. The Non-Prosecuting Party shall reasonably assist and cooperate in obtaining, prosecuting and maintaining the Combined Therapy Patents. [***]. The Prosecuting Party shall be reimbursed for any costs and expenses incurred in prosecuting Combined Therapy Patents and the subsequent maintenance of Combined Therapy Patents by the Non-Prosecuting Party such that BMS shall be responsible for fifty percent (50%) of such costs and Checkmate shall be responsible for fifty percent (50%) of such costs [***]

(d)    [***]

(e)    This Agreement will be understood to be a joint research agreement under applicable U.S. patent law.

6.2    Disclosure and Assignment of Inventions. Each Party shall disclose promptly to the other Party in writing and on a confidential basis all Inventions, prior to any public disclosure or filing of Patent applications thereon and allowing sufficient time for comment by the other Party. [***]

6.3    Infringement of Patent Rights by Third Parties.

(a)    Notice. Each Party shall promptly notify the other Party in writing of any known, alleged or threatened (in writing) infringement or misappropriation by a Third Party of Combined Therapy Patents, as well as any declaratory judgment or similar actions alleging the invalidity, unenforceability or non-infringement of Patents on any Combined Therapy Inventions, of which its in-house counsel becomes aware (such infringement or action being an “Infringement”).

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6.4    Infringement of Third Party Rights.

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6.5    Combined Therapy Study Regulatory Documentation. Subject to the license and other rights granted by each Party to the other Party pursuant to this Agreement, Checkmate and BMS shall jointly own all right, title and interest in and to the Combined Therapy Study Regulatory Documentation; provided that BMS shall retain sole and exclusive ownership of any BMS Regulatory Documentation provided to Checkmate under this Agreement that is contained or referenced in the Combined Therapy Study Regulatory Documentation and that Checkmate shall retain sole and exclusive ownership of any Checkmate Regulatory Documentation that is contained or referenced in the Combined Therapy Study Regulatory Documentation. This Section 6.5 is without limitation of any other disclosure obligations under the Pharmacovigilance Agreement or this Agreement.

ARTICLE 7

COLLABORATION COSTS

7.1    Combined Therapy Study Expenses.

(a)    With respect to each Jointly-Funded Study, each of BMS and Checkmate will be responsible for its share of the Study Costs as described in the applicable Study Plan (in accordance with Section 7.2) for such Combined Therapy Study.

(b)    With respect to each Sponsor-Funded Study, the Sponsoring Party will bear all out-of-pocket Study Costs as described in clause (c) below for the conduct of a Sponsor-Funded Study, and each Party will bear its own FTE Costs in supporting such Sponsor-Funded Study.

(c)    For purposes of this Agreement, “Study Costs” means (1) the FTE Cost for the Sponsoring Party FTEs directly supporting a Combined Therapy Study where the Sponsoring Party does not engage a CRO for the conduct of such Combined Therapy Study and (2) the out-of-pocket costs reasonably incurred by each Party to Third Party clinical trial sites, CROs and other contractors and vendors for the conduct of the Combined Therapy Study (including but not limited to out-of-pocket costs for sourcing any [***] used in the Combined Therapy Study, project management, document management, monitoring and site management, specimen management, laboratory, imaging, investigator grants, site costs, Compound labeling and storage, electronic data capture (EDC), interactive voice response system (IVRS), cost of comparator drugs (as applicable in accordance with the applicable Protocol), consultants, contractors for the testing and screening of patients and lab costs). Regardless as to whether the Sponsoring Party engages a CRO for the conduct of the applicable Combined Therapy Study, the Study Costs shall also include the FTE Cost for each Party for FTEs directly supporting the Combined Therapy Study to the extent included in the applicable Budget. The Study Costs shall be incurred consistent with the JDC-approved Budget for such Study Costs. The Preliminary Budget for the Study Costs for each Combined Therapy Study shall be set forth in the Study Plan for such Combined Therapy Study. The Budget will be based on the final Protocol and Study Start Up Costs, and will be subject to approval by the JDC in accordance with Section 2.4. The Sponsoring Party shall be responsible for submitting to the JDC for approval any changes to the Budget for the Study Costs for each Combined Therapy Study that exceed the then-current Budget for such Combined Therapy Study by more than ten percent (10%). Such changes shall only be adopted if the Co-Chairs of both Parties agree in writing pursuant to Section 2.4(c), and such updated Budget shall become a part of the Study Plan upon such adoption by the Parties. Study Costs shall also include (1) the out-of-pocket costs of the [***] (and any exploratory biomarker analysis to be conducted by BMS as specified in the Bioanalysis Plan) in accordance with the Study protocol and (2) the out-of-pocket costs of the [***] (and any exploratory biomarker analysis to be conducted by Checkmate as specified in the Bioanalysis Plan) in accordance with the Study protocol.

(d)    For avoidance of doubt, Study Costs would not include Third Party License Payments by a Party or Third Party Claims. Also, for clarity, expenses incurred as described in Article 4 (regarding Manufacturing and supply) and Article 6 (regarding Patents) shall be borne or shared by the Parties as provided in such Articles, and not included in the Study Costs. Except to the extent included in the applicable Budget, each Party shall be solely responsible for all of its own internal costs incurred by such Party or any of its Affiliates in connection with the conduct of the Combined Therapy Study.

7.2    Invoicing; Payment. With respect to each Jointly-Funded Study, each Party shall provide to the other Party, within five (5) Business Days after the end of each Quarter, the estimated Study Costs incurred in accordance with GAAP during such Quarter by such Party. A final report of actual Study Costs incurred in accordance with GAAP during such Quarter by such Party will be provided within thirty (30) days after the end of each Quarter. Such report shall specify in reasonable detail all expenses included in such Study Costs during such Quarter. Within seventy-five (75) days after the end of each Quarter or, for the last Quarter in a Year, within ninety (90) days after the end of such Year, amounts or Study Costs will be billed to the Party that has paid less than its share of such Study Costs set forth in this Section 7.2, and such Party shall make a reconciling payment to the other Party (in U.S. Dollars paid by wire transfer using wire instructions provided in writing by such Party) to achieve the applicable sharing of such Study Costs as set forth in the Study Plan for the applicable Combined Therapy Study. The Parties shall seek to resolve any questions related to such accounting statements within fifteen (15) days following receipt by each Party of the other Party’s report hereunder. Any costs incurred not consistent with the JDC-approved budget shall require approval of the JDC for payment.

7.3    Audit. At the request (and expense) of either Party, the other Party shall permit an independent certified public accountant appointed by the requesting Party and reasonably acceptable to the other Party, at reasonable times and upon reasonable notice, to examine only those records as may be reasonably necessary to determine, with respect to any calendar year ending not more than three (3) years prior to such Party’s request, the correctness or completeness of any invoice submitted to the other Party pursuant to this Agreement. The foregoing right of review may be exercised only once per year and only once with respect to each such periodic report and payment. Results of any such examination shall be (a) made available to both Parties and (b) subject to Article 9. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of the auditing Party of more than ten percent (10%) from the amount of the original payment calculation, in which case, the Party being audited shall bear the full cost of the performance of such audit.

7.4    Projections. With respect to each Jointly-Funded Study, the Sponsoring Party will provide the other Party with Study Cost projections on a semi-annual basis during the term of such Study. The projections will be provided by March 31st and September 30th for each calendar year during the conduct of such Jointly-Funded Study. The projection due by March 31st shall include projected Study Costs to be incurred the remainder of the applicable calendar year and the projection due by September 30th shall include projected Study Costs to be incurred for the remainder of the current year and the following calendar year.

ARTICLE 8

RECORDS AND STUDY DATA

8.1    Records. Each Party shall maintain complete and accurate records of all work conducted with respect to the Combined Therapy Study and of all results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments made by or provided to either Party, or by the Parties together, in the course of such Party(ies)’ efforts with respect to the Combined Therapy Study (including the Statistical Analysis Plan and any Bioanalysis Plan to be conducted pursuant to this Agreement) (such results, information, data, data analyses, reports, CRFs, adverse event reports, trial records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, developments, and the Combined Therapy Study protocol referred to as the “Study Data”). Such records shall fully and properly reflect all work done and results achieved in the performance of the Combined Therapy Study in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. The Parties will share Study Data periodically in accordance with a data sharing plan adopted by the JDC under Section 2.4(s).

8.2    Ownership of Study Data. BMS shall own the Study Data to the extent that it relates solely to the BMS Compound (“BMS Study Data”), and Checkmate shall own the Study Data to the extent that it relates solely to the Checkmate Compound (“Checkmate Study Data”).

8.3    Subject to the restrictions on use and disclosure as set forth in this Agreement, both Parties shall jointly own any Study Data that is not BMS Study Data or Checkmate Study Data (such jointly owned Study Data being the “Combined Therapy Study Data”). [***]

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8.5    Use of Combined Therapy Study Data by BMS.

(a)    Subject to the restrictions on disclosure of the Combined Therapy Study Data to Third Parties as set forth below in this Section 8.5, BMS shall have the right to use and analyze the Combined Therapy Study Data for any purpose.

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8.6    Use of Combined Therapy Study Data by Checkmate.

(a)    Subject to the restrictions on disclosure of the Combined Therapy Study Data to Third Parties as set forth below in this Section 8.6, Checkmate shall have the right to use and analyze the Combined Therapy Study Data for any purpose.

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[***]    [***]

8.7    No Other Uses. All other uses of Study Data are limited solely to those permitted by this Agreement, and neither Party may use Study Data for any other purpose without the consent of the other Party during and after the Term of this Agreement.

8.8    Access to Study Data. In accordance with the terms and conditions of this Agreement and the Pharmacovigilance Agreement, each Party shall have access to all Study Data (including the results of the [***] patient records)) in a timely manner in accordance with a data sharing plan adopted by the JDC under Section 2.4(s).

8.9    Samples.

(a)    Samples collected in the course of activities conducted under this Agreement shall be jointly owned by the Parties (to the extent not owned by the patient and/or the clinical trial site). Any such Samples shall be collected in accordance with the applicable Protocol and ICFs. [***]

(b)    Subject to Section 6.1 and 8.2, any data and Inventions (and Patent Rights claiming such Inventions) arising out of the permitted testing of the Samples shall be owned by the Party conducting such testing, provided that to the extent that any such data or Inventions (and Patent Rights claiming such Inventions) relates solely to the Combined Therapy (or biomarkers solely for use solely with the Combined Therapy), such data or Inventions (and Patent Rights claiming such Inventions) shall be considered Combined Therapy Study Data or Combined Therapy Inventions (and Combined Therapy Patents), as the case may be.

[2]	For Study Plan #1 and Study Plan #2, Checkmate shall be responsible for [***]

(c)    The Parties will jointly decide on the future selection of the repository for the Samples3. [***]

8.10    NDAs and BLAs and their foreign equivalents. Notwithstanding either Party’s ownership of (i) a Combined Therapy IND as set forth in Section 2.1(f) or (ii) Regulatory Documentation associated with a Combined Therapy IND, unless otherwise agreed by the Parties and reflected in writing, and pursuant to a regulatory submission strategy:

[***]    [***]

[***]    [***]

[***]    [***]

ARTICLE 9

CONFIDENTIALITY

9.1    Nondisclosure of Confidential Information. Prior to the Effective Date of this Agreement, Checkmate and BMS entered into a certain Mutual Confidentiality Agreement dated March 31, 2016, as

[3]	For Study Plan #1 and Study Plan #2, Checkmate shall be responsible for selection of the repository amended (“CDA”). Any information previously disclosed by the Parties pursuant to the CDA that is related to or otherwise used in connection with a Combined Therapy Study shall now be Confidential Information for purposes of this Agreement and the Parties shall treat it as such in accordance with the terms hereof, and such information shall be subject to the terms and conditions of this Agreement and shall no longer be subject to the CDA. All written, visual, oral and electronic data, information, know-how or other proprietary information or materials, both technical and non-technical, disclosed by one Party to any other Party pursuant to this Agreement that (a) if in tangible form, is labeled in writing as “proprietary” or “confidential” (or similar reference); or (b) if in oral or visual form, is identified as proprietary or confidential or for internal use only at the time of disclosure or within thirty (30) calendar days thereafter shall be “Confidential Information” of the disclosing Party, and all Study Data and Inventions shall be the Confidential Information of the Party owning such Study Data or Invention (as provided in Section 8.2 with regard to Study Data and Section 6.1 with regard to Inventions). For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) all Checkmate Study Inventions, Checkmate Technology, and Checkmate Regulatory Documentation shall be Confidential Information of Checkmate and BMS shall be the receiving Party, (ii) all BMS Study Inventions, BMS Technology, and BMS Regulatory Documentation shall be Confidential Information of BMS and Checkmate shall be the receiving Party. Except to the extent expressly authorized in this Section 9.1 and Sections 9.2, 9.3 and 9.5 below, or as otherwise agreed in writing by the Parties, each Party agrees that, for the Term of this Agreement and for a period of seven (7) years thereafter, it shall (x) keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information owned solely by the other Party, (y) treat the other Party’s Confidential Information with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care; and (z) reproduce the disclosing Party’s Confidential Information solely to the extent necessary to accomplish the receiving Party’s obligations (or exercising its rights) under this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information. Notwithstanding anything to the contrary in this Section 9.1, and subject to Sections 8.5 and 8.6, the receiving Party may disclose the disclosing Party’s Confidential Information to its employees, consultants, agents or permitted sublicensees for the purpose of fulfilling the receiving Party’s obligations (or exercising its rights) under this Agreement; provided that (1) any such employees, consultants, agents or permitted sublicensees are bound by obligations of confidentiality similar to those set forth in this Agreement, and (2) the receiving Party remains liable for the compliance of such employees, consultants, agents or permitted sublicensees with such obligations.

9.2    Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof:

(a)    was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either (i) at the time of disclosure by the disclosing Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(b)    was generally available to the public or otherwise part of the public domain either (i) at the time of its disclosure to the receiving Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure or generation and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)    was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or

(e)    was independently discovered or developed by the receiving Party (or its Affiliates) without the use of or reference to the Confidential Information belonging to the disclosing Party.

9.3    Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

(a)    filing or prosecuting Patent Rights with respect to any Inventions;

(b)    prosecuting or defending litigation brought in connection with any Third Party Claim or under the terms of this Agreement;

(c)    complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed;

(d)    disclosure, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, contractors, ethics committees and IRBs, CROs, academic institutions, consultants, agents, investigators, and employees and contractors engaged by Study Sites and investigators involved with the Combined Therapy Study and who have a need to know such information in connection with the proper performance the Combined Therapy Study, each of whom prior to disclosure must be bound in writing by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9, where such period of confidentiality shall last for time period stated in Section 9.1(a);

(e)    disclosure of the Combined Therapy Study Data, Combined Therapy Inventions and Combined Therapy Patents to Regulatory Authorities in connection with the development of the Combined Therapy, the Checkmate Compound or the BMS Compound;

(f)    disclosure of Combined Therapy Study Data in accordance with Section 8.5 and Section 8.6 (as applicable); and

(g)    disclosure of relevant Safety Information contained within the Combined Therapy Study Data to investigators, institutional review boards and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of the Checkmate Compound with respect to Checkmate, and the BMS Compound with respect to BMS, and (in the event of a Material Safety Issue) to Third Parties that are collaborating with Checkmate or BMS, respectively in the conduct of such other clinical trials of the Checkmate Compound or the BMS Compound, in each case solely to the extent necessary for the proper conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements.

Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(b) and/or Section 9.3(c), it shall give advance notice to such other Party of such impending disclosure and endeavor in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment. If a Party intends to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(a), it shall give advance notice to such other Party of such intended disclosure, and the Parties shall cooperate with respect to the timing and secure the other Party’s permission to make such disclosure taking into account the non-disclosing Party’s plans for Patent filings on Inventions in accordance with Section 6.1.

9.4    [***] [***]

9.5    Press Releases and Publications.

(a)    The Parties shall jointly agree to the content and timing of all external communications with respect to this Agreement (including, without limitation, an initial press release to be issued by Checkmate (the content of which is attached hereto as Exhibit B), subsequent press releases, Q&As, and the content and wording for of any listing of the Combined Therapy Study required to be listed on a public database or other public registry such as www.clinicaltrials.gov). The Parties have agreed on the initial press release, having the content as set forth in Exhibit B, which will be issued by Checkmate on December 8, 2020 (unless the Parties agree otherwise in writing). Notwithstanding the foregoing, information contained in external communications previously approved by the Parties may be included in subsequent external communications (but not subsequent press releases, which shall be subject to review and approval by the Parties in accordance with this Section 9.5(a)) by either Party without review by, or the necessity to obtain prior approval from, the other Party. For clarity, if either Party terminates this Agreement pursuant to Section 12.4, the Parties shall mutually agree upon any external communication related to such termination, which shall not include the rationale for such termination unless (and to the extent) mutually agreed by the Parties; provided that either Party shall be permitted to publicly disclose information that such Party determines in good faith is necessary to be disclosed to comply with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock may be listed, or pursuant to an order of a court or governmental entity.

(b)    [***]

(c)    Checkmate and BMS agree to collaborate to publicly disclose, publish or present (1) top-line results from the Combined Therapy Study, limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to either Party under applicable securities laws, and (2) the conclusions and outcomes (the “Results”) of the Combined Therapy Study at a scientific conference as soon as reasonably practicable following the completion of such Combined Therapy Study, subject in the case of (2) to the following terms and conditions. The Sponsoring Party shall take the lead in drafting the first joint abstract, presentation or publication of the interim (as appropriate) and final Results of any of the Combined Therapy Study. Thereafter, both Parties shall have the right to propose disclosure, publication or presentation of the previously disclosed Results. The Party proposing to disclose, publish or present the Results shall deliver to the other Party a copy of the proposed disclosure or publication at least thirty (30) calendar days before submission to a Third Party, or, in the case of any abstract, poster or presentation at least fifteen (15) calendar days before submission to a Third Party. The reviewing Party shall determine whether any of its Confidential Information that may be contained in such disclosure, publication, abstract, poster or presentation should be modified or deleted, whether to file a patent application on any Checkmate Study Invention (solely with respect to Checkmate) or BMS Study Invention (solely with respect to BMS) or Combined Therapy Invention disclosed therein. The disclosure, publication or presentation shall be delayed for up to an additional thirty (30) calendar days (i.e., a total of up to sixty (60) calendar days from the initial proposal) if the reviewing Party reasonably requests such extension to allow time for the preparation and filing of relevant patent applications. If the reviewing Party reasonably requests modifications to the disclosure, publication, abstract, poster or presentation to prevent the disclosure of a material trade secret or proprietary business information, the publishing Party shall edit such publication to prevent the disclosure of such information prior to submission of the disclosure, publication, abstract, poster or presentation. In the event of a disagreement as to content, timing and/or venue or forum for any disclosure, publication or presentation of the Results, such dispute (a “Publication Dispute”) shall be referred to the Executive Officers (or their respective designees); provided that, in the absence of agreement after such good faith discussions, and upon expiration of the thirty (30) calendar day period (or as applicable up to sixty (60) calendar day period) as outlined above, academic collaborators engaged by Checkmate in connection with the performance of the Combined Therapy Study may publish Combined Therapy Study Data obtained by such academic collaborator solely to the extent that such ability to publish such Combined Therapy Study Data is set forth in an agreement between Checkmate and such academic collaborator relating to the conduct of Combined Therapy Study. Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation. The Parties agree that they shall make reasonable efforts to prevent publication of a press release that could jeopardize the future publication of Study Data at a scientific conference or in a scientific journal but in no way will this supersede the requirements of any Applicable Law or the rules or regulations of any securities exchange or listing entity on which a Party’s stock is listed.

9.6    Compliance with Sunshine Laws. For purposes of compliance with reporting obligations under Sunshine Laws, as between the Parties, the applicable Sponsoring Party will report all payments or other transfers of value (“POTV”) made by or on behalf of the Sponsoring Party related to the conduct of the Combined Therapy Study and any applicable associated contractor engagements. Interpretation of the Sunshine Laws for purposes of reporting any POTV shall be in the Sponsoring Party’s sole discretion. The Sponsoring Party will also provide the Other Party with any information reasonably requested by the Other Party for the Other Party to comply with its reporting obligations under Sunshine Laws. For purposes of this Section 9.6, “Sunshine Laws” means Applicable Laws requiring disclosure of POTVs to certain healthcare providers, entities and individuals, including Section 6002 of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder.

9.7    Patient Privacy and Data Protection.

(a)    Each Party shall comply with Applicable Laws relating to patient privacy and data protection. Such compliance includes obtaining, in a manner consistent with Applicable Law, consent from each Study subject to provide such subject’s personally identifiable information to the Study doctor for purposes of the study. Such information will be de-identified in accordance with the Health Insurance Portability and Accountability Act (HIPAA) and local data protection laws and will be used by the Sponsoring Party and its representatives, collaborators (including, as applicable, the Other Party and its Affiliates) and licensees for the purposes of (a) conducting the applicable Combination Therapy Study, and performing the Sample analysis required under the Bioanalysis Plan, including [***]; (b) conducting research directly related to the health condition under investigation pursuant to the Protocol and related diseases; (c) using the BMS Compound and the Checkmate Compound in disease therapy or diagnosis; and (d) inspecting records and/or facilities relevant to the Combination Therapy Study. Each Party agrees that it shall not disclose in any publication, information that would reveal the identity of a subject (such as name, photograph, social security number, telephone number or address), without the written consent of such subject.

(b)    GDPR. Subject to the terms of this Agreement, and prior to the exchange of personal data pursuant to this Agreement, Checkmate and BMS shall define and finalize the responsibilities of the Parties with respect to the control, processing and transfer of personal data pursuant to this Agreement. These responsibilities shall include mutually acceptable guidelines and procedures for the processing, receipt, investigation, recordation, communication, and exchange (as between the Parties) and regulatory submission of personal data pursuant to this Agreement. Such agreed procedures shall be consistent with the General Data Protection Regulation (EU) 2016/679. All such agreed responsibilities, guidelines and procedures shall be set forth in a written data processing agreement between the Parties and supported by the appropriate mechanism for the transfer of personal data.

9.8    Destruction of Confidential Information. Upon expiration or termination of the Agreement, the receiving Party shall, upon request by the other Party, immediately destroy or return all of the other Party’s Confidential Information relating solely to its Compound (but not to the Combined Therapy or the Combined Therapy Study data) in its possession; provided that the receiving Party shall be entitled to retain one (1) copy of Confidential Information solely for record-keeping purposes and shall not be required to destroy any off-site computer files created during automatic system back up which are subsequently stored securely by the receiving Party

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1    Authority and Binding Agreement. Checkmate and BMS each represents and warrants to the other that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

10.2    No Conflicts. Checkmate and BMS each represents and warrants that, to the best of its knowledge, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. BMS represents and warrants that (i) nothing in this Agreement conflicts with its obligations under the [***], and BMS’ performance of its obligations hereunder will not result in any breach of obligations under the [***], and (ii) as of the Effective Date, it is not in breach of any of its obligations under the [***] that would (with notice and the passage of time or otherwise) give rise to a termination right under the [***].

10.3    Litigation. Checkmate and BMS each represents and warrants that, to the best of its knowledge, it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).

10.4    No Adverse Proceedings. Except as otherwise notified to the other Party in writing as of the Effective Date, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.

10.5    Consents. Checkmate and BMS each represents and warrants that, to the best of its knowledge, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons (i) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained (or will have been obtained prior to such execution and delivery) and (ii) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

10.6    No Debarment. Each Party hereby certifies to the other that it has not used, and will not knowingly use the services of any person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under the Combined Therapy Study and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority. It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification. Upon request by a Party, the other Party agrees to provide a list of persons used to perform the services or work provided under any activities conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the five years preceding the Effective Date, or subsequent to the Effective Date, were or are convicted of one of the criminal offenses required by 21 U.S.C. 335a, as amended, to be listed in any application for approval of an abbreviated application for drug approval.

10.7    Compliance with Applicable Law. Checkmate and BMS each represents and warrants that it shall comply in all material respects with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products, such as those set forth by the Regulatory Agencies, as applicable, and the applicable terms of this Agreement, in the performance of its obligations hereunder.

10.8    Affiliates. Checkmate and BMS each represents and warrants that, to the extent the intellectual property, Regulatory Documentation or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation or Technology in accordance with the terms of this Agreement.

10.9    Ethical Business Practices. Checkmate and BMS each represents and warrants that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (collectively a “Payment”), to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. In addition, regardless of legality, neither it nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement. All activities will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.

10.10    Compound Safety Issues. Each Party represents and warrants that, to the best of its knowledge as of the Effective Date, it is not aware of any material safety data relating to its Compound, whether alone or in combination with any other agent, that either has not already been communicated to the other Party or is not reflected in the investigator’s brochure for its Compound existing as of the Effective Date.

10.11    Accounting. Each Party represents and warrants that all transactions under the Agreement shall be properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects.

10.12    DISCLAIMER OF WARRANTY. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 10 ARE IN LIEU OF, AND THE PARTIES DO HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 11

INSURANCE; INDEMNIFICATION; LIMITATION OF LIABILITY

11.1    BMS Indemnification. BMS hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Checkmate, its Affiliates, and its and their agents, directors, officers, and employees (the “Checkmate Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent that they arise or result from (a) the negligence or intentional misconduct of BMS, any BMS Indemnitee or any sublicensee of BMS conducting activities on behalf of BMS under this Agreement; (b) any breach by BMS of any provision of this Agreement; (c) any injury to a subject in a Combined Therapy Study clinical trial to the extent caused by the development, use or manufacture of the BMS Compound; (d) any injury to a subject in a Combined Therapy Study clinical trial where it ultimately cannot be or is not determined if such injury is the direct result of the BMS Compound on the one hand or the Checkmate Compound on the other hand, provided that, in the case of this clause (d), BMS shall only Indemnify the Checkmate Indemnitees for fifty percent (50%) of any such Loss; or (e) the use by BMS of Study Data or Inventions outside the scope of this Agreement, excluding Third Party Claims that are covered under Section 6.4; but excluding, in each case ((a) through (e)), any such Losses to the extent Checkmate is obligated to Indemnify the BMS Indemnitees pursuant to Section 11.2.

11.2    Checkmate Indemnification. Checkmate hereby agrees to Indemnify BMS, its Affiliates, and its and their agents, directors, officers, and employees (the “BMS Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from (a) the negligence or intentional misconduct of Checkmate or any Checkmate Indemnitee or any sublicensee of Checkmate conducting activities on behalf of Checkmate under this Agreement; (b) any breach by Checkmate of any provision of this Agreement; (c) any injury to a subject in a Combined Therapy Study clinical trial to the extent caused by the development, use or manufacture of the Checkmate Compound; (d) any injury to a subject in a Combined Therapy Study clinical trial where it ultimately cannot be or is not determined if such injury is the direct result of the Checkmate Compound on the one hand or the BMS Compound on the other hand; provided that, in the case of this clause (d), Checkmate shall only Indemnify the BMS Indemnitees for fifty percent (50%) of any such Loss; or (e) the use by Checkmate of Study Data or Inventions outside the scope of this Agreement, excluding Third Party Claims that are covered under Section 6.4; but excluding, in each case ((a) through (e)), any such Losses to the extent BMS is obligated to Indemnify the Checkmate Indemnitees pursuant to Section 11.1.

11.3    Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) providing written notice to the Indemnifying Party of any Loss of the types set forth in Section 11.1 and 11.2 within sixty (60) calendar days after the Party seeking indemnification has knowledge of such Loss; provided that, any delay in complying with the requirements of this clause (a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay; (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Loss; (c) providing reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss; and (d) not compromising or settling such Loss without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld or delayed.

11.4    Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 11.1, 11.2 and/or 11.3 to any particular Loss, the Parties may conduct separate defenses of such Loss. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 11.1, 11.2 and/or 11.3 upon resolution of the underlying claim, notwithstanding the provisions of Section 11.3(b).

11.5    Insurance. Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement. Each Party shall provide the other Party with written notice at least thirty (30) calendar days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder.

11.6    LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE). NOTHING IN THIS SECTION 11.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

ARTICLE 12

TERM AND TERMINATION

12.1    Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated pursuant to Sections 12.2, 12.3 or 12.4 or any other termination right expressly provided for elsewhere in this Agreement, shall continue, on a Combined Therapy Study-by-Combined Therapy Study basis, in effect until completion and delivery to both Parties of all case report forms, completion of the Statistical Analysis Plan analyses and all final clinical study reports contemplated by each Combined Therapy Study (the “Term”).

12.2    Termination for Material Breach.

(a)    Notice and Cure Period. If a Party (the “Breaching Party”) is in material breach, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach. The Breaching Party shall have a period of sixty (60) calendar days after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

(b)    Termination Right. The Non-Breaching Party shall have the right to terminate this Agreement (i) on a Combined Therapy Study-by-Combined Therapy Study basis if such breach is solely related to such Combined Therapy Study or (ii) the Agreement as a whole if (A) the breach applies to all Combined Therapy Studies, (B) any breach of Article 9, in each case upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided that if such breach is capable of cure but cannot be cured within the Cure Period despite the use of diligent efforts, and the Breaching Party notifies the Non-Breaching Party of its intent to cure and commences actions to cure such material breach within the Cure Period and thereafter diligently continues such actions, the Breaching Party shall have an additional thirty (30) calendar days to cure such breach. If a Party contests such termination pursuant to the dispute resolution procedures under Section 13.3, such termination shall not be effective until a conclusion of the dispute resolution procedures in Section 13.3, as applicable, resulting in a determination that there has been a material breach that was not cured within the Cure Period (or, if earlier, abandonment of the dispute by such Party).

12.3    Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within sixty (60) calendar days after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

12.4    Termination Due to Material Safety Issue. Either Party shall have the right to terminate this Agreement as applied to a particular Combined Therapy Study immediately upon written notice if it is necessary to protect the safety, health or welfare of subjects enrolled in such Combined Therapy Study due to the existence of a Material Safety Issue. In the event of a termination due to a Material Safety Issue, prior to the terminating Party providing written notice, the Party’s Executive Officers shall, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party and consider in good faith the input, questions and advice of the non-terminating Party, but should any dispute arise in such discussion, the dispute resolution processes set forth in Section 13.3 shall not apply to such dispute and the terminating Party shall have the right to issue such notice and such termination shall take effect without the Parties first following the procedures set forth in Section 13.3. Notwithstanding the foregoing, a complete Clinical Hold (not partial) with respect to either the BMS Compound or the Checkmate Compound at any time after the Effective Date shall be deemed to be sufficient grounds for a Party to terminate this Agreement with respect to a particular Combined Therapy Study immediately pursuant to this Section 12.4. If a partial Clinical Hold with respect to either a BMS Compound or the Checkmate Compound should arise at any time after the Effective Date, the Parties will promptly meet and discuss the basis for the partial Clinical Hold, how long the partial Clinical Hold is expected to last and how they might address the issue that caused the partial Clinical Hold; provided that either Party may terminate this Agreement if such Clinical Hold persists for ninety (90) days and such Party concludes that such Clinical Hold will result in material additional costs or material delays in the conduct of the Combination Therapy Study.

12.5    Effect of Termination. Upon expiration or termination of this Agreement (as a whole or with respect to a particular Combined Therapy Study), (a) the licenses granted to each Party to conduct the terminated Combined Therapy Study under Sections 3.1 and 3.2 shall terminate solely with respect to such terminated Combined Therapy Study(ies) (and, for clarity, shall survive with respect to other Combined Therapy Studies), and (b) the Parties shall use reasonable efforts to wind down activities under this Agreement with respect to the terminated Combined Therapy Studies in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that the Sponsoring Party may continue to dose subjects enrolled in the terminated Combined Therapy Study through completion of the Protocol if dosing is required by the applicable Regulatory Authority(ies) and/or Applicable Law(s). Any such wind-down activities will include (i) in the case where Checkmate is the Sponsoring Party, the return to BMS, or destruction, of all BMS Compound provided by BMS and not consumed in the applicable Combined Therapy Study and (ii) in the case where BMS is the Sponsoring Party, the return to Checkmate, or destruction, of all Checkmate Compound provided by Checkmate and not consumed in the applicable Combined Therapy Study. If applicable, upon termination of this Agreement, the Parties shall remain responsible pursuant to the terms of this Agreement for any expenses incurred that are associated with terminating any ongoing clinical trial work and/or result from such ongoing activities under this Agreement solely to the extent such activities are deemed necessary by Checkmate (after discussion at a meeting of the JDC) based on reasonable medical judgment to protect the health of subjects participating in each Combined Therapy Study. For clarity, upon expiration or termination of this Agreement (as a whole or with respect to a particular Combined Therapy Study), Study Start-Up Costs incurred by a Party with respect to a particular Combined Therapy Study consistent with the Preliminary Budget for such Combined Therapy Study shall be shared as set forth in Section 7.1(a). Notwithstanding the foregoing, for the avoidance of doubt, in the case of termination for breach due to the Breaching Party’s failure to deliver Compound in a timely manner to allow for Study completion or otherwise, the Non-Breaching Party may continue such study after termination by independently sourcing such Compound through insurance reimbursement, direct purchase, or other means.

12.6    Survival. The following Articles and Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason: Article 6 (Intellectual Property), Article 7 (Collaboration Costs), Article 8 (Records and Study Data), Article 9 (Confidentiality), Article 10 (Representations and Warranties), Article 11 (Indemnification), Section 12.5 (Effect of Termination), Section 12.6 (Survival), and Article 14.

ARTICLE 13

MISCELLANEOUS

13.1    Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to each Combined Therapy Study from the Effective Date forward. This Agreement, including the Exhibits hereto, together with the Protocol, Supply and Quality Documentation and the Pharmacovigilance Agreement, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement.

13.2    Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

13.3    Dispute Resolution.

(a)    In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), other than a JDC Dispute or a Publication Dispute or a dispute as to whether a Material Safety Issue exists, the Parties shall refer such Dispute promptly to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such Dispute within ten (10) calendar days after a matter has been presented to them, then upon the request of either Party by written notice, the Parties shall refer such Dispute to the Executive Officers. This Agreement shall remain in effect during the pendency of any such Dispute. In the event that no resolution is made by the Executive Officers in good faith negotiations within thirty (30) calendar days after such referral to them, then, if such Dispute constitutes an Arbitration Matter, such Dispute shall be resolved through arbitration in accordance with the remainder of this Section 13.3; provided that either Party shall have the right to seek an injunction or other equitable relief in accordance with Section 13.4, and with respect to any JDC Dispute or Publication Dispute, the specific dispute resolution processes contained in Sections 2.8 or 9.5(c), as applicable, will apply.

(b)    If a Dispute that constitutes an Arbitration Matter remains unresolved after escalation to the Executive Officers as described above, either Party may refer the matter to arbitration as described herein. Any arbitration under this Agreement shall be conducted under the auspices of the American Arbitration Association by a panel of three (3) arbitrators pursuant to that organization’s Commercial Arbitration Rules then in effect; provided that the Parties hereby agree that the time schedule for the appointment of arbitrators and the time schedule for submission of the statement of defense shall follow the American Arbitration Association Arbitration Rules. The fees and expenses of the arbitrators shall be borne in equal shares by the Parties. Each Party shall bear the fees and expenses of its legal representation in the arbitration. The arbitral tribunal shall not reallocate either the fees and expenses of the arbitrators or of the Parties’ legal representation. The arbitration shall be held in New York, New York, USA, which shall be the seat of the arbitration. The language of the arbitration shall be English.

13.4    Injunctive Relief. Notwithstanding anything herein to the contrary, a Party may seek an injunction or other injunctive relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis. For the avoidance of doubt, if either Party (a) discloses Confidential Information of the other Party other than as permitted under Article 9, (b) uses (in the case of Checkmate) the BMS Compound or BMS Technology or (in the case of BMS) the Checkmate Compound or Checkmate Technology in any manner other than as expressly permitted under this Agreement or (c) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the value of the Checkmate Compound (by Checkmate) or the BMS Compound (by BMS), the other Party shall have the right to seek an injunction or other equitable relief precluding the other Party from continuing its activities related to the Combined Therapy Study without waiting for the conclusion of the dispute resolution procedures under Section 13.3.

13.5    Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties.

13.6    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Checkmate:	Checkmate Pharmaceuticals, Inc.
245 Main Street, 2nd Floor
Cambridge, MA 02142
Attention: General Counsel
For BMS:	Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: [***]
With a copy to:	Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: [***]

Any such communication shall be deemed to have been received when delivered. It is understood and agreed that this Section 13.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

13.7    No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.8    No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

13.9    Independent Contractor. The Parties are independent contractors of each other, and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.

13.10    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent (a) to an Affiliate, (b) to a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of the assigning Party or (c) to a Third Party that acquires all the rights to the Checkmate Compound, in the case of Checkmate, or the BMS Compound, in the case of BMS. Any permitted successor or assignee of rights and/or obligations pursuant to clause (b) or (c) above shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any assignment or attempted assignment by any Party in violation of the terms of this Section 13.10 shall be null and void and of no legal effect.

13.11    Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

13.12    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signature.

13.13    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

13.14    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.

13.15    No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.

13.16    Other Clinical Trials; Non-Exclusive Relationship.

(a)    Except for the Combined Therapy Studies, each clinical trial for the BMS Compound and the Checkmate Compound, alone or in combination with other pharmaceutical agents, is independently conducted and shall not be subject to this Agreement.

(b)    Subject to and without limiting the other terms and conditions of this Agreement, nothing in the Agreement shall prohibit Checkmate from conducting studies of the Checkmate Compound in combination with PD-1or PD-L1 antagonists, and nothing in the Agreement shall prohibit BMS from conducting studies of the BMS Compound in combination with agents that target TLR9.

13.17    Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article or Exhibit means a Section or Article of, or Exhibit to, this Agreement and all subsections thereof, unless another agreement is specified; (b) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto; (c) words in the singular or plural form include the plural and singular form, respectively; (d) the terms “including,” “include(s),” “such as,” and “for example” used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; and (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement.    No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

[signature page follows]

Exhibit Index

Exhibit A:	Combined Therapy Studies to be Conducted (as of Effective Date)

Exhibit B:	Press Release

Exhibit C:	Form of Study Plan

Schedule 2.1(c)	Study Site Territories

EXHIBIT B

Press Release

Checkmate Pharmaceuticals Announces Clinical Collaboration with Bristol Myers Squibb to Evaluate CMP-001 in Combination with Nivolumab

CAMBRIDGE, Mass., December 8, 2020 – Checkmate Pharmaceuticals, Inc. (NASDAQ: CMPI) (“Checkmate Pharmaceuticals”), a clinical stage biopharmaceutical company focused on developing its proprietary technology to harness the power of the immune system to combat cancer, today announced it has entered into a clinical collaboration agreement with Bristol Myers Squibb (NYSE: BMY) to evaluate the combination of Checkmate Pharmaceuticals’ CMP-001, a Toll-like receptor 9 (TLR9) agonist, and Bristol Myers Squibb’s Opdivo® (nivolumab), a PD-1 blocking antibody.

The companies will collaborate on two trials: (a) a single arm Phase 2 study of CMP-001 in combination with nivolumab in subjects with unresectable or metastatic melanoma that is refractory to PD-1 blockade as monotherapy or in combination with other therapies, and (b) a randomized Phase 2 study of first-line CMP-001 in combination with nivolumab compared to nivolumab monotherapy in subjects with unresectable or metastatic melanoma. For both trials, under the terms of the agreement, Checkmate Pharmaceuticals will be the sponsor and Bristol Myers Squibb will supply nivolumab.

“This collaboration between Checkmate Pharmaceuticals and Bristol Myers Squibb underscores our mutual dedication to advancing the impact of immunotherapy for the benefit of patients living with melanoma and other types of cancer,” said Barry Labinger, President and Chief Executive Officer of Checkmate Pharmaceuticals. “We believe that CMP-001 in combination with Opdivo offers promise for patients and we are pleased to be working together with Bristol Myers Squibb on this important pursuit.”

Opdivo® is a registered trademark of Bristol Myers Squibb.

About Checkmate Pharmaceuticals

Checkmate Pharmaceuticals is a clinical stage biotechnology company focused on developing its proprietary technology to harness the power of the immune system to combat cancer. Checkmate Pharmaceuticals’ product candidate, CMP-001, is an advanced generation TLR9 agonist delivered as a biologic virus-like particle designed to trigger the body’s innate immune system to attack tumors in combination with other therapies. Information regarding Checkmate Pharmaceuticals is available at www.checkmatepharma.com.

Availability of Other Information About Checkmate Pharmaceuticals

Investors and others should note that we communicate with our investors and the public using our website (www.checkmatepharma.com), our investor relations website (ir.checkmatepharma.com), and on social media (Twitter and Linkedin), including but not limited to: investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Checkmate Pharmaceuticals posts on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in us to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include additional social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward Looking Statements

Various statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. These statements include those regarding our product candidate, including its development and therapeutic potential and the advancement of our clinical and preclinical pipeline; expectations regarding the results and analysis of data; and expectations regarding the timing, initiation, implementation and success of its planned clinical trials for CMP-001, and the benefits and related implications of current and future partnerships and/or collaborations. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. These forward-looking statements are subject to risks and uncertainties, including those related to the development of our product candidate, including any delays in our ongoing or planned preclinical or clinical trials, the results from clinical trials, including the fact that positive results from a trial may not necessarily be predictive of the results of future or ongoing clinical trials, the impact of the ongoing COVID-19 pandemic on our business, operations, clinical supply and plans, the risks inherent in the drug development process, the risks regarding the accuracy of our estimates of expenses and timing of development, our capital requirements and the need for additional financing, and obtaining, maintaining and protecting our intellectual property. These and additional risks are discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 dated November 13, 2020, as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act 1933, as amended, which is available on the Securities and Exchange Commission’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Investor Contact

Kleem Chaudhary

Chief Business Officer

kleem@checkmatepharma.com

Media Contact

Karen Sharma

MacDougall

781-235-3060

ksharma@macbiocom.com